Exhibit 4.11

[* * *] Portions of this agreement were omitted and a complete copy of this agreement has been provided separately to the Securities and Exchange Commission pursuant to the company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement ("Agreement") is entered into on May [__], 2015 (the "Effective Date") by and between Kornit Digital Ltd. having its place of business at 12 Ha`Amal St., Afek Park, Rosh-Ha`Ayin 4809246, Israel ("Kornit"), and Flextronics (Israel) Ltd., having its place of business at 2 Hamatechet St., Ramat Gavriel Industrial Park Migdal Ha-Emek 23108 Israel P.O.B. 867 Israel ("Flextronics"). Kornit and Flextronics are referred to collectively as the "Parties", individually as a "Party".

WHEREAS, Flextronics is in the business of providing manufacturing services that include the custom manufacture of digital printers;

WHEREAS, Kornit is in the business of developing and/or manufacturing the Products (as defined below); and

WHEREAS, Kornit desires to engage Flextronics to perform certain manufacturing services and possibely certain design services as further set forth in this Agreement and in applicable agreed upon specifications to be attached or incorporated by reference.

NOW THEREFORE, Kornit and Flextronics hereby agree as follows:

1. Definitions

1.1	"Aged Inventory" will mean either of any Product, partially completed Product, Inventory or Special Inventory, or some or all, for which there has been zero or insignificant consumption over the past [* * *], which includes any particular item that Flextronics has had on hand for more than [* * *].

1.2	"Approved Vendor List" will mean the list of vendors approved by Kornit to supply the Components or services listed on the Bill of Materials.

1.3	"Basis Representative Exchange Rate" will mean the representative exchange rate of the U.S. Dollar to the NIS last published by the Bank of Israel prior to the Effective Date.

1.4	"Bill of Materials" (BOM) will mean a list of Components required for the manufacture, assembly, testing and packaging of each Product based on the most current Specifications. The Parties will mutually agree on each BOM.

1.5	"Components" will mean the parts, materials, assemblies and supplies that are used for the manufacture, assembly, testing and packaging of each Product, as stipulated in the respective Bill of Materials; each of Kornit and Flextronics may supply Components as defined herein, if so indicated in the Bill of Materials.

1.6	"Consigned Tooling and Equipment" shall have the meaning set forth in Section 3.2 below.

1.7	"Confidential Information" shall have the meaning set forth in Section 29.1 below.

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1.8	"Cost" will mean the agreed cost of Components represented on the BOM current at the time such Components are acquired.

1.9	"Customer Controlled Materials" will mean Components provided by Kornit or by vendors with whom Kornit has a commercial relationship.

1.10	"Customer Controlled Materials Terms" will mean the terms and conditions that govern the purchase of Customer Controlled Materials.

1.11	"Damages" shall have the meaning set forth in Section 22.1 below.

1.12	"Days" will mean calendar days, which unless otherwise specified, include Saturdays and Sundays. "Business Days" do not include Friday, Saturdays or Israeli recognized holidays.

1.13	"Deliverables" will mean the items delivered to Kornit by Flextronics pursuant to the Design SOW, including any New Developments incorporated therein and any pre-production, prototype or trial units of the Product(s).

1.14	"Delivery Date" will mean such date which shall be no longer than the Lead Time of the Products or as mutually agreed upon in writing between the Parties.

1.15	"Design Services" shall have the meaning set forth in Section 4.1 below.

1.16	"Design Specifications" shall have the meaning set forth in Section 4.1 below.

1.17	"Design Statement of Work (SOW)" shall have the meaning set forth in Section 4.1 below.

1.18	"Economic Order Inventory" will mean Components purchased in quantities above the required amount for Purchase Orders or for Design SOW, as applicable, in order to achieve price targets for such Components.

1.19	"Engineering Change Order" (ECO) will mean the document that details a change in the Specifications and/or the Product.

1.20	"Environmental Regulations" will mean any applicable hazardous substance content laws and regulations.

1.21	"Excess Inventory" will mean either of any Product, partially completed Product, Inventory or Special Inventory, or some or both, owned by Flextronics that is not required for consumption to satisfy the next [* * *]of demand for Products under the then-current Purchase Order(s).

1.22	"Intellectual Property Rights" will mean any and all intellectual property rights worldwide arising under statutory law, common law or by contract and whether or not perfected, including without limitation: (i) trade dress, trademark, and service mark rights; (ii) patents, patent applications and patent rights; (iii) rights associated with works or authorship including copyrights, copyright applications, copyright registrations, mask works rights, mask work applications, mask work registrations; (iv) rights relating to trade secrets and confidential information; (v) any rights analogous to those set forth in this section and any other proprietary rights relating to intellectual property; and (vi) divisionals, continuations, renewals, reissues and extension of the foregoing (as and to the extent applicable) now existing, hereafter filed, used or acquired, and whether registered or unregistered.

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1.23	"Inventory" will mean any Components that are procured by or on-order with Flextronics in accordance with the terms of this Agreement for use in the manufacture of Products, pursuant to a Purchase Order or for the manufacture of the Deliverables pursuant to a Design SOW.

1.24	"Lead Time" shall have the meaning set forth in Section 12.1 below.

1.25	"Minimum Order Inventory" will mean Components purchased in excess of requirements for Purchase Orders or for Design SOW, as applicable, because of minimum lot sizes required by the vendor.

1.26	"New Developments" shall have the meaning set forth in Section 21.5 below.

1.27	"Obsolete Inventory" will mean either of any Product, partially completed Product, Inventory or Special Inventory, or some or all that is any of the following: (a) removed from the BOM for a Product by an engineering change; or (b) no longer on an active BOM for any of Kornit's Products.

1.28	"Overseas Services" shall have the meaning set forth in Section 3.5 below.

1.29	"Overseas Site" shall mean Flextronics affiliate's site in Venray, Netherlands or any other site of a Flextronics affiliate worldwide, as mutually agreed between the Parties.

1.30	"Product(s)" will mean digital printers known as "[* * *]" and "[* * *]" or any other product as shall be mutually agreed by the Parties in writing.

1.31	"Product Specification" or "Specifications" will mean the written specifications provided by Kornit to Flextronics and accepted by Flextronics for the manufacture, assemble and testing of a Product including, without limitation, the current revision number, Approved Vendor List (AVL), Bill of Materials (BOM), manufacturing procedures, schematics, testing procedures, drawings and documentation, attached hereto as Exhibit D.

1.32	"Purchase Order" will mean purchase order for the Products issued by Kornit and accepted by Flextronics in accordance with the terms of this Agreement. The terms of this Agreement will control over printed terms on any Purchase Order, quotation, acknowledgement, confirmation or invoice.

1.33	"Representative Exchange Rate" will mean the representative exchange rate of the U.S. Dollar to the NIS last published by the Bank of Israel prior to the issuance of the respective invoice.

1.34	"Special Inventory" will mean any mutually-agreed Minimum Order Inventory, Economic Order Inventory, safety stock and other Inventory acquired by Flextronics in excess of requirements for Purchase Orders to support flexibility or demand requirements.

2. Personnel

2.1	Each Party will appoint a program manager as the program liaison with the other Party in connection with the initial coordination and implementation of the design and manufacture of the Products, which will also deal with ongoing support issues thereafter. The Parties agree to conduct periodic technical reviews and business reviews. The technical reviews will include, but will not be limited to, design review, product performance, testing, project schedule and product costs. The business reviews will include, but will not be limited to, quality, delivery, flexibility, service and price. The program managers will coordinate these reviews.

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2.2	Flextronics will provide a list of program team members representing the functions listed below. The list will include name, title, phone number and email address. The Program Team List will be attached as Exhibit A.

(a)       Program Manager

(b)       Head of Assembly

(c)       Head of Integration

(d)       Quality Assurance

2.3	Each of Flextronics' personnel that will be engaged in the performance of services hereunder will have the proper skills, training and professional background to perform such services.

3. Manufacture of Products

3.1	During the term of this Agreement, Flextronics will manufacture, assemble and test the Products in accordance with the Specifications and pursuant to the respective Purchase Orders. Flextronics will maintain manufacturing and test records in accordance with reasonable industry standards. Unless specifically agreed otherwise in writing between the Parties, in case of any conflict between the Specifications and this Agreement, this Agreement shall prevail.

3.2	Kornit and Flextronics agree to work on a "full turnkey basis". This means that Flextronics will purchase all Components pursuant to Purchase Orders and provide standard production equipment that is not Product-specific (e.g. production desks, lifting stages, storage equipment etc.), as necessary to fulfill such Purchase Orders. However, Kornit shall supply certain tooling and equipment that are unique to Kornit Products as outlined in Exhibit B (the "Consigned Tooling and Equipment"). Flextronics shall not be required to pay for such Consigned Tooling and Equipment.

3.3	Any communication with a supplier/vendor/subcontractor in Flextronics's supply chain, whether verbally or in writing, shall be conducted solely via Flextronics.

3.4	Kornit may request Flextronics to maintain a safety stock of Components and/or Products. The terms and fees for such safety stock shall be mutually agreed between the Parties in writing and in accordance with the applicable purchase order.

3.5	Kornit may request at any time that certain type and quantity of Products (whether covered under an open Purchase Order or under a new purchase order issued by Kornit for that purpose) will be assembled and packed outside Israel, at an Overseas Site (the "Overseas Services") and Flextronics shall accept such request subject to the provisions of Section 11.2 below. In order to provide the Overseas Services Flextronics will ship all required Components and will send sufficient number of personnel from Flextronics site in Yavne to the Overseas Site. Kornit shall be liable, subject to its prior written consent, for all costs associated with the performance of the Overseas Services, including without limitation, shipping costs of the Components, flight and accommodation costs of Flextronics personnel and storage costs, all in accordance with Flextronics then current quotation for the Overseas Services. Kornit acknowledges that the Overseas Services will be provided by the same personnel that provide the services hereunder at Flextronics site in Yavne therefore during the performance of the Overseas Services there may be delays in the deliveries of the Products in Israel.

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4. Design Services

4.1	Kornit may engage Flextronics, in its sole discretion, to perform design and development, pre-production manufacturing engineering and prototype and first article manufacturing (the "Design Services") with respect to the Products pursuant to mutually agreed upon written designs and specifications (the "Design Specifications") and a design statement of work prepared by mutual agreement of the Parties (the "Design Statement of Work (SOW)").

4.2	Flextronics will perform the Design Services using careful, efficient, and qualified workers, and in a professional and workmanlike manner in accordance with the Design SOW. The Deliverables will conform in all material respects to the Design Specifications. Flextronics's sole liability and Kornit's sole and exclusive remedy for the breach of such obligations of performance or conformance is set forth in Section 16.1 below. Except as otherwise expressly provided herein, the Deliverables (including any prototype or trial units of the Product) shall be provided on an "as-is" basis. Flextronics makes no warranty whatsoever with respect to commercial products manufactured by third parties based on or incorporating all or any part of the Deliverables.

4.3	In the event the Design Specifications require that the Product be compliant with Environmental Regulations, Kornit agrees that Flextronics is only responsible for ensuring that, for the Components that Flextronics includes in the Deliverables, Flextronics has received from suppliers of such Components a certificate of compliance with such Environmental Regulations. Kornit agrees that Flextronics has no responsibility whatsoever in the event the Components are determined to be not in compliance with such Environmental Regulations. Kornit agrees that Flextronics has no responsibility whatsoever for Customer Controlled Materials that Customer has specified to be included in the Deliverables and/or Product.

4.4	To the extent applicable, Kornit shall pay for or obtain and consign to Flextronics any Product-specific tooling, equipment or software necessary for the design, development, manufacture, assembly and testing of the Deliverables (collectively, the "Design Tooling"). The Design Tooling shall be considered, for all purposes of this Agreement, as Consigned Tooling and Equipment and the provisions of Section 9 below shall apply with respect thereto.

5. Procurement of Components; Inventory Management

5.1	Authorization to Procure Components. Each Purchase Order shall constitute an authorization for Flextronics to procure, without Kornit's prior approval, all Components required for the manufacture of the Products covered by such Purchase Orders, based on the applicable lead times of such Components. In addition, subject to Kornit's prior written approval, Flextronics will be entitled to procure Special Inventory required to support Kornit's Purchase Orders. To the extent Flextronics actually receives from a vendor of Components or services the benefit arising from said vendor’s warranty obligations related to its Components or services and to the extent such benefit is transferrable, Flextronics shall transfer such benefit to Kornit (without any actual liability for such vendor’s warranty obligations).

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5.2	Kornit Approved Vendors; AVL. Flextronics will procure Components only from Kornit Approved Vendor List and in case Flextronics is listed on the AVL as the approved vendor for a certain Component, then such Component will be supplied by Flextronics. Kornit will provide Flextronics with an AVL for each BOM item of a Product to be manufactured. Once Kornit advises Flextronics of its selected vendors, Flextronics may not change to other vendors without Kornit's advance written approval. In no event shall Flextronics change to a vendor that does not appear on the relevant AVL without Kornit’s express prior written consent (in Kornit’s sole discretion). Any changes to the AVL by Kornit should be coordinated sufficient time in advance with Flextronics so as to minimize any adverse impact on Flextronics ability to provide the services hereunder in an efficient and competitive manner. Unless otherwise agreed, such change may be effective only with respect to Purchase Orders issued and accepted after such change is introduced and shall not apply to Components ordered prior thereto in accordance with the terms hereof.

5.3	Customer Controlled Materials. Kornit may direct Flextronics to purchase Customer Controlled Materials in accordance with the Customer Controlled Materials Terms. Kornit acknowledges that the Customer Controlled Materials Terms may directly impact Flextronics's ability to perform under this Agreement and to provide Kornit with the flexibility Kornit is requiring pursuant to the terms of this Agreement. In the event that Flextronics reasonably believes that Customer Controlled Materials Terms shall create an additional cost that is not covered by this Agreement, then Flextronics shall notify Kornit and the Parties shall mutually agree to either: (i) compensate Flextronics for such additional costs; (ii) amend this Agreement to conform to the Customer Controlled Materials Terms; or (iii) amend the Customer Controlled Materials Terms to conform to this Agreement, in each case at no additional charge to Flextronics. Kornit agrees to provide to Flextronics an extract of all Customer Controlled Materials Terms upon the execution of this Agreement and promptly upon execution of any new agreements with vendors, to the extent such terms relate to Flextronics and may affect its costs and procurement activities. Kornit agrees not to make any modifications or additions to Customer Controlled Materials Terms that shall negatively impact Flextronics’s procurement activities.

5.4	Inventory Management. Without derogating from the other provisions of this Agreement, Flextronics shall manage its Inventory on a first-in-first-out (FIFO) basis and in a manner that will ensure that Flextronics can fulfill its obligations hereunder.

5.5	Reports. Flextronics shall provide to Kornit, within seven (7) Days of Kornit’s request, copies of electronic or written reports on current Inventory, in a standard form available at Flextronics's systems.

6. Quality

6.1	Kornit's standard Quality Agreement is attached hereto as Exhibit C (the "Quality Agreement"). The Quality Agreement may only be amended by mutual consent of the Parties. In case of any conflict between the Quality Agreement and this Agreement, this Agreement shall prevail.

6.2	Flextronics agrees that the manufacture, test and quality control of the Products under the terms of this Agreement will be in accordance with the standards specified by the Quality Agreement.

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7. Price; Cost Reduction and Payment Terms

7.1	The initial fees will be agreed upon between the Parties (the "Fee List"). Changes to the Fee List may only be made by mutual agreement of the Parties, such agreement not to be unreasonably withheld or delayed. If a Fee List is not completed or amended as agreed upon, then the initial fees shall be as set forth in the Purchase Orders. For each Design SOW under this Agreement the parties shall mutually agree upon a fee list.

7.2	Each Fee List shall be effective for a period of [* * *]. Notwithstanding the foregoing, Flextronics may request Kornit to increase the applicable fees during the respective [* * *] period in any of the following events: (i) if the Cost of a Customer Controlled Material has been increased for any reason and no alternative Material has been approved by Kornit in order to reduce such Cost; (ii) if the respective Representative Exchange Rate has been decreased by more than [* * *] comparing to the Basis Representative Exchange Rate; (iii) if any taxes, duties, laws, rules, regulations, court orders, administrative rulings or other governmentally-imposed or governmentally-sanctioned requirements (including mandatory wage increases) result in changes to the costs of performance of any services hereunder (a "Governmental Change"); provided that such Governmental Change would have also applied if the services hereunder would have performed by Kornit; or (iv) if the production costs of the Product are otherwise increased, for any reason, provided that such increase would have also applied if the services hereunder would have performed by Kornit.

7.3	Flextronics agrees to use reasonable commercial efforts to reduce the cost of manufacturing Products by methods such as, but not limited to: on going negotiations with suppliers during normal course of business, market price reduce, elimination of Components, obtaining alternate sources of Components and improved assembly or test methods. Flextronics will present to Kornit any proposal for cost reduction projects and will implement such projects only with the receipt of written approval of Kornit. To allow Flextronics to share in the benefit of cost reduction opportunities introduced by Flextronics, during the first year following the introduction of such cost reduction, [* * *] percent ([* * *]%) of the amount of Flextronics initiated cost reduction will be applied to reduce the price of the Products. During the second year after the introduction of such cost reduction, [* * *] percent ([* * *]%) of the amount of Flextronics initiated cost reductions will be applied to reduce the price of the Products purchased by Kornit. Thereafter, the [* * *] of such cost reduction will be applied to reduce the price of the Products purchased by Kornit [* * *].

7.4	Kornit shall pay all amounts due in U.S. Dollars within [* * *] of the date of the invoice or receipt of the applicable Products.

7.5	The Parties shall mutually agree whether the fees for Design Services are to be paid for by one of the following methods: (i) upfront at the start of the project, (ii) in agreed installment payments over a defined term, or (ii) some combination of (i) and (ii). The applicable method of payment shall be set out in the Fee List.

7.6	All prices are net of all taxes, duties, and all other charges and any non-recurring expenses (NRE). Flextronics shall be solely responsible for its own taxes based on its revenues or property ownership, including, without limitation, municipality taxes and similar payments. Kornit shall be entitled to withhold from any payment hereunder any taxes that are required to be withheld at source under applicable laws, unless a suitable exemption is presented by Flextronics.

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7.7	Kornit is responsible for additional fees and costs due to: (i) any pre-approved expediting and/or de-expediting charges reasonably necessary because of a change in Kornit's requirements; and (ii) any extension of any milestone completion schedule under the Design SOW due to Kornit requested changes.

7.8	To the extent Flextronics agrees to pay any import duties, including without limitation any customs, excise, purchase tax etc., and VAT applicable on the import of Components, Kornit will promptly reimburse Flextronics for such costs. Flextronics will provide to Kornit the respective documentation evidencing and will make commercially reasonable efforts to assist Kornit in eliminating, reducing and recovering such costs under relevant laws and regulations. Flextronics will not claim reimbursement for any such costs that are timely reimbursed to Flextronics. If legally obligated, Flextronics will charge such costs as separately stated amounts on invoices in connection with the sale of Products to Kornit. For the avoidance of doubt, Flextronics is not responsible or liable in any manner for the classification or reclassification of Components or Products for import or export purposes and any risk associated therewith shall reside exclusively with Kornit.

7.9	If Kornit fails to pay amounts due, Flextronics shall provide Kornit with a written notice to that effect, and allow it to cure such breach within a period of [* * *] Business Days from the date of the notice (the "Cure Period"). If Kornit does not cure this breach within the Cure Period, Kornit shall pay [* * *] percent ([* * *]%) monthly interest on all late payments as of the first Day of delay and until all outstanding amount is fully paid. Furthermore, if Kornit is (i) late with payments (and such breach is not cured within the Cure Period), or (ii) Kornit fails to timely provide Flextronics with information and/or security as required under this Section and Section 8 below, then Flextronics may with written notice, in its sole discretion, undertake any or any combination of the following: (a) stop all services under this Agreement (including any warranty service Flextronics would otherwise be obligated to render hereunder) until assurances of payment satisfactory to Flextronics are received or payment is received; (b) demand prepayment for Purchase Orders or Design Services; and (c) delay shipments.

8. Credit Terms/Security Interest

8.1	Flextronics shall provide Kornit with an initial credit limit, which shall be reviewed (and, if necessary, adjusted) periodically. Kornit shall provide information reasonably requested by Flextronics in support of such credit reviews. In Flextronics's reasonably exercised discretion, Flextronics shall have the right to reduce Kornir's credit limit and/or require Kornit to obtain and maintain a standby letter of credit or escrow account on behalf of Flextronics; in such case, the bank chosen by Kornit shall be reasonably acceptable to Flextronics, the letter of credit or escrow account shall be in force for a minimum period of time of [* * *] and shall be in an amount equal to [* * *]. The draw down procedures under the standby letter of credit or the escrow account shall be mutually agreed by Flextronics and Kornit. Flextronics shall have the right to suspend performance (e.g., cease ordering Components required to fulfill the Purchase Orders and/or cease manufacturing or making Product deliveries and/or providing Design Services) until Kornit either makes a payment to bring its account within the revised credit limit and/or makes other arrangements satisfactory to Flextronics. Kornit agrees to promptly execute any documents reasonably requested by Flextronics to perfect and protect such security interest.

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9. Consigned Tooling and Equipment

Upon notice to Flextronics, Kornit shall supply the Consigned Tooling and Equipment to Flextronics. Consigned Tooling and Equipment will be delivered to Flextronics in sufficient time and in sufficient quantities, including normal attrition levels, to allow Flextronics to meet the respective Delivery Dates for the Products under all outstanding Purchase Orders and/or the respective milestones under all outstanding Design SOWs. All Consigned Tooling and Equipment will be in good condition and working order. Kornit assumes complete liability for the quality of all Consigned Tooling and Equipment and Flextronics will not be responsible for any defects therein. Flextronics may, upon receipt of the Consigned Tooling and Equipment, perform inspections of the Consigned Tooling and Equipment, in accordance with its standard procedures and may notify Kornit in writing, not later than seven (7) Days from the date of receipt of the Consigned Tooling and Equipment, of any defects found or of any discrepancy in quantities. Notwithstanding anything to the contrary under this Agreement or under applicable law, Flextronics shall not be responsible for any maintenance, repairs or replacements of the Consigned Tooling and Equipment and shall not be responsible for any damage caused to or by the Consigned Tooling and Equipment, other than to physical damage caused to Consigned Tooling and Equipment by Flextronics malicious and/or grossly negligent behavior; It is further clarified and agreed that Flextronics's non-performance hereunder is excused to the extent resulting directly and solely from the Consigned Tooling and Equipment and Flextronics's undertakings under this Agreement are respectively conditioned.

10. Forecasts

Kornit will provide Flextronics a rolling forecast covering the period of [* * *] (the “Forecast”). The Forecast will specify the number of units of the Products Kornit anticipates purchasing during such [* * *] period. The Forecast will be non-binding and will not be regarded by either Party as a commitment to order, purchase, deliver or meet any volume commitment specified therein. Kornit may adjust the Forecast at its reasonable discretion at any time.

11. Purchase Orders

11.1	During the term of this Agreement, Kornit may provide Flextronics with written purchase orders for the Products. As a matter of convenience and subject to the provisions of Section 11.3 below, Kornit may use its standard purchase order form for any orders provided for hereunder.

11.2	Flextronics shall accept purchase orders from Kornit: (i) that comply with the provisions of this Agreement, including without limitation, that the fees reflected in each such purchase order are consistent with the Parties' then-current agreement with respect to the fees and that the delivery date requested thereunder is consistent with the Delivery Date; and (ii) that such purchase order would not extend Flextronics's financial exposure beyond Kornit's then approved credit line. Flextronics shall notify Kornit of rejection of any purchase order (only to the extent that it does not comply with the foregoing conditions) within [* * *] of receipt of such purchase order. To the extent that Flextronics does not provide Kornit any notice of rejection within the above-mentioned time frame, the purchase order shall be deemed accepted.

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11.3	The terms and conditions of this Agreement will control over any terms contained in any quotation, purchase order issued by Kornit, written acceptance or acknowledgment by Flextronics, invoice or any other form instrument exchanged by the Parties that is not clearly an amendment to this Agreement signed by both Parties and no additional, contradictory, modified or deleted terms established by such instruments are intended to have any effect on the terms of this Agreement, even if such instrument is accepted by the other Party.

12. Lead Time

12.1	Unless otherwise agreed upon in a Purchase Order, Flextronics agrees that the standard manufacturing lead-time for Products (other than Products manufactured at an Overseas Site) is [* * *] following the longest lead time to obtain any Component of the Product. With respect to Products manufactured at an Overseas Site the following lead time shall apply: (i) [* * *] following the arrival of all required Components and personnel to the Overseas Site with respect to the first Purchase Order issued by Kornit for Overseas Services; and (ii) [* * *] following the arrival of all required Components and personnel to the Overseas Site for any subsequent Purchase Order.

12.2	If circumstances arise that prevent Flextronics from timely delivery of the Products on the Delivery Date, Flextronics will notify Kornit, immediately after it becomes aware of such circumstances, of the nature of the problem, the methods taken to overcome the problem and the estimated time of delay.

13. Reschedule and Cancellation of Purchase Orders

13.1	Shipment Schedule Changes

(a)       For any Purchase Order Kornit may reschedule the quantity of Products and their shipment date as provided in the table below:

# of Days before Delivery Date	Maximum Reschedule Quantity	Maximum Reschedule Period (following the original Delivery Date)
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]%	[* * *]
[* * *]	[* * *]%	[* * *]

(b)       All reschedules to push out delivery dates outside of the table in subsection (a) above require Flextronics's prior written approval, which, in its sole discretion, may or may not be granted. If Flextronics agrees to accept a reschedule of any length of time, and if there are extra costs to meet such reschedule, then Kornit shall be liable for such extra costs.

(c)       A notice of reschedule as aforesaid may be given only once for each Product (i.e., Kornit shall be entitled to give only one notice of reschedule for each of the Product in the Purchase Order).

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(d)       For the avoidance of doubt, any reschedule, whether authorized or not, shall not change the date on which the respective Inventory and/or Special Inventory would otherwise become Excess Inventory, Obsolete Inventory or Aged Inventory.

(e)       Any delays in the normal production or interruption in the workflow process caused by Kornit's changes to the Specifications or failure to provide sufficient quantities or a reasonable quality level of Customer Controlled Materials where applicable to sustain the production schedule, shall be considered a reschedule of any affected Purchase Orders for purposes of this Section for the period of such delay.

13.2	Cancellation

(a)       Kornit may cancel all or any portion of Product quantity of a Purchase Order, without Flextronics's prior written approval by providing a written notice to Flextronics at least [* * *] prior to the Delivery Date, [* * *], except as set forth in sub-section (b) below. Any other cancellation of a Purchase Order shall be subject to Flextronics' prior written approval, which, in its sole discretion, may or may not be granted.

(b)       Unless agreed otherwise in writing between Kornit and Flextronics, upon cancellation of a Purchase Order (or any portion thereof) Kornit shall immediately purchase from Flextronics any affected Products, Inventory and special Inventory and pay Flextronics as follows: (i) the price listed in the then current Fee List for all affected Products (or a pro-rata proportion thereof for any applicable partially completed Product); (ii) [* * *], (iii) [* * *], and (iv) any vendor cancellation charges incurred with respect to the affected Inventory and Special Inventory accepted for cancellation or return by the vendor.

(c)       Products that have been ordered by Kornit and that have not been picked up within [* * *] following the agreed upon Delivery Dates shall be considered cancelled and Kornit shall be responsible for such Products in accordance with the provisions of this Section and any risk therein shall thereupon transfer to Kornit, provided that Flextronics shall provide Kornit a notice that the Products were not picked up. Kornit agrees that Flextronics shall have the right to invoice it for all such non-picked up Products in accordance with the price listed in the then current Fee List and agrees to provide Flextronics, within [* * *] following the invoice, the location to which Flextronics shall ship the Products. Flextronics may further elect, by giving Kornit [* * *] prior written notice, to transfer such Products to a separate storage within Flextronics or to warehouse operated by a third party and to have any such transfer considered a delivery and sale to Kornit for all intents and purposes, with title to such Products transferring thereupon from Flextronics to Kornit.

13.3	Quantity Increase

(a)       For any Purchase Order Kornit may request an increase in the quantity of Products ordered (the "Increase Request"). All Product quantity increases require Flextronics’s approval, which, in its sole discretion, may or may not be granted. Flextronics shall use reasonable commercial efforts to meet any allowed Product quantity increases, which are subject to Components and capacity availability. If Flextronics agrees to such increase in the quantity, and if there are extra costs to meet such increase, then Kornit shall be liable for such extra costs.

(b)       Notwithstanding the foregoing, the following shall be considered as authorized Increase Requests (subject to Components availability) and no prior approval from Flextronics shall be required: (i) an increase of up to [* * *] percent ([* * *]%) of the Purchase Order quantities if the Increase Request has been issued by Kornit at least [* * *] prior to the Delivery Date, and (ii) an increase of up to [* * *] percent ([* * *]%) of the Purchase Order quantities if the Increase Request has been issued by Kornit at least [* * *] prior to the Delivery Date.

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14. Kornit's Liability for Inventories

14.1	By the end of each calendar quarter, Flextronics shall provide to Kornit a report listing for the end of such quarter all Aged Inventory, Excess Inventory and Obsolete Inventory (the "Quarterly Report"). Such Quarterly Report shall normally be deemed agreed to by Kornit, unless Kornit provides a reasoned written objection within thirty (30) Days following the issuance of such report by Flextronics. Kornit shall either, at Flextronics's sole discretion: (i) immediately purchase such Inventories and pay Flextronics the price listed at the then current Fee List for any finished Products, the proportionate amount of such price for any partially completed Products and Cost plus [* * *]% for any other Inventories; or (ii) pay Flextronics a monthly carrying cost fee equal to [* * *]% of the Cost of the respective Aged Inventory, Excess Inventory and Obsolete Inventory until such Aged Inventory, Excess Inventory and Obsolete Inventory is used to manufacture Products or is otherwise purchased by Kornit.

14.2	In the event Kornit does not pay in accordance with the payment terms set forth above, then, in addition to any late payment charges that Flextronics is due from Kornit, Flextronics shall be entitled to dispose of such Excess, Obsolete, and Aged Inventory and Special Inventory in a commercially reasonable manner and credit to Kornit any monies received from third parties, provided that a prior written notice of [* * *] was provided to Kornit before such disposal.

15. Delivery

15.1	All deliveries hereunder will be made [* * *] Flextronics's applicable manufacturing site (Yavne for Products manufactured in Israel and the respective Overseas Site for Products manufactured outside Israel). Risk of loss and title shall pass to Kornit upon delivery by Flextronics of the Products to [* * *].

15.2	Upon Kornit request, Flextronics will use reasonable commercial efforts (without incurring any liability or risk) to assist Kornit in arranging any desired shipping and insurance coverage (in amounts that Kornit will determine). All costs of shipping, insurance, freight, customs, duties, taxes, insurance premiums and other expenses relating to such transportation and delivery, will be at [* * *] expense.

15.3	The Products shall not be packed and delivered before Flextronics conducted the delivery procedure set forth in the Specifications and received Kornit's approval. The Products shall be packed in accordance with the instructions set forth in the Specifications.

16. Deliverables and Products Acceptance

16.1	Deliverables. Unless agreed otherwise by the Parties, upon receipt of a Deliverable from Flextronics in accordance with the Design SOW, Kornit shall have [* * *] to accept or reject the Deliverable. If Kornit does not reject the tendered Deliverables with such time period then the Deliverables shall be deemed accepted. If Kornit determines that the Deliverable fails to satisfy the criteria for acceptance set forth in the Design Statement of Work, then, Konit may choose not to accept such Deliverable and shall provide Flextronics with a notice stating in reasonable detail the manner in which the unaccepted Deliverable failed to meet with such criteria. Upon receipt of such a notice, and if such failure is due to causes within the control of Flextronics, Flextronics shall adjust the unaccepted Deliverable and Kornit shall have an additional [* * *] within which to accept such corrected Deliverable. If such failure is due to causes outside the control of Flextronics, the Parties will agree upon the cause of such failure, the associated adjustment and the related costs. The Parties agree to repeat the procedure set forth in this Section up to [* * *] times. If after [* * *] attempts, the non-conformities and deficiencies are not corrected and Kornit determines that it wants Flextronics to continue to attempt to correct the non-conformities and deficiencies, then either: (i) the Parties will enter into a mutually agreeable change order that will allow Flextronics to be paid on a time and material basis for the ongoing work, or (ii) the affected Design Statement of Work may be terminated by Kornit or Flextronics pursuant to Section 25 below.

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16.2	Products. The Products delivered by Flextronics may be inspected and tested by Kornit within [* * *] of receipt at the "ship to" location on the applicable Purchase Order. Notwithstanding any prior inspection conducted at Flextronics' premises or by Flextronics (including the ATP process set forth in the Specifications), or payment made by Kornit, Kornit may reject any portion of any shipment of Products during said period if, according to inspections and tests provided for in the Specifications and conducted by Kornit, the Products do not comply with Flextronics express limited warranty set forth in Section 20 below. Products not rejected during said period will be deemed accepted. Any Products so returned to Flextronics will be repaired or replaced, at Flextronics' option and expense in accordance with the provisions of Section 20 below.

17. Inspection Rights; Reports

17.1	Upon request by Kornit, from time to time, and with at least [* * *] notice and during normal business hours, Flextronics will allow Kornit representatives to inspect the manufacturing and quality control, testing operations, compliance procedures and premises relating to the manufacture, assembly and testing of the Products.

17.2	Upon Kornit request Flextronics shall provide Kornit with standard reports and analysis of the yields of each of the quality tests performed to the Products and shall report any defect which was discovered during such tests in the Product or in the production process within a reasonable period from the time Flextronics becomes aware of such defect.

17.3	From time to time, Kornit may request reports as to the progress of the Product production in accordance with the then outstanding Purchase Order. Flextronics shall provide such reports to the extent commercially reasonable and at Kornit's sole expense, subject to its prior approval of such costs, within [* * *] from the date of Kornit's request.

18. Engineering Change Order (ECO)

18.1	An Engineering Change Order ("ECO") is required when the form, fit or function of the design of the Product and/or Specifications are affected. Kornit may request that Flextronics incorporate engineering changes into the Product or Specifications by providing a written description of the proposed engineering change sufficient to permit Flextronics to evaluate the feasibility and cost of the proposed change.

18.2	Flextronics will provide a written response in the form of an "Engineering Change Analysis" to Kornit if such changes affect the per-unit price and/or delivery of a Product, within [* * *].

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18.3	Kornit will respond with a written acceptance or rejection of the Flextronics "Engineering Change Analysis" within [* * *]. Flextronics will not implement the change to the design or Specifications of any Product or materials, equipment, manufacturing and quality assurance procedures, methods and techniques used to produce a Product, without Kornit's prior written approval.

18.4	Flextronics will implement any ECO at the date mutually agreed between the Parties, provided that the Parties have agreed upon the changes to the Specifications, delivery schedule and adjustments to the Fee List and Kornit has agreed to reimburse Flextronics for all implementation costs.

18.5	The cost of Inventory that becomes unusable because of an ECO and any other agreed implementation costs will be the responsibility of Kornit. Such responsibility shall be supported by documentation provided by Flextronics. The settlement between the Parties regarding such costs shall be made on a quarterly basis.

19. Kornit Property

Any Consigned Tooling and Equipment supplied by Kornit or procured by Flextronics at Kornit expense (the "Kornit Property") will remain the property of Kornit and will (i) be clearly marked or tagged as the Property of Kornit, (ii) be subject to inspection by Kornit at any time upon reasonable prior coordination, (iii) be used only for the performance of Flextronics's services hereunder, (iv) will not be subject to any liens and encumbrances by Flextronics, and (vi) not be modified in any manner by Flextronics without the prior written approval of Kornit. The Kornit Property shall be maintained by Kornit in accordance with Kornit's maintenance procedures including but not limited to periodic calibration. Kornit will retain all rights, title and interest in the Kornit Property and Flextronics agrees to treat the Kornit Property with the same degree of care as Flextronics uses with respect to its own valuable tooling and equipment, but no less care than reasonable care. Notwithstanding anything to the contrary under this Agreement or under applicable law, Flextronics shall not be responsible for any maintenance, repairs or replacements of the Kornit Property. Kornit will bear all risk of loss or damage to Kornit Property while it is in Flextronics' premises and Flextronics shall not be responsible for any damage caused to or by the Kornit Property, other than to physical damage caused to Kornit Property by Flextronics malicious and/or grossly negligent behavior. Upon Kornit's request, Flextronics will deliver all Kornit Property to Kornit, at Kornit expense; Kornit will determine the manner and procedure for returning the Kornit Property, and will pay the corresponding freight costs.

20. Warranties

This Section sets forth Flextronics’s sole and exclusive warranty with respect to the Products and Kornit’s sole and exclusive remedies with respect to a breach by Flextronics of such warranty.

20.1	Flextronics represents and warrants to Kornit that all work and service provided by Flextronics pursuant to this Agreement will be provided in a timely, professional and workmanlike manner.

Flextronics also represents and warrants to Kornit that all Products (i) will be manufactured in accordance with the then current Specifications and, in all material respects, with laws and regulations applicable to Flextronics’s manufacture of the Products; and (ii) will be free from defects in workmanship for a period of [* * *] from the date of shipment (the "Warranty" and the "Warranty Period", respectively). To the extent that the ATP (acceptance test procedures) for the Product will be conducted by Flextronics, Flextronics Warranty shall be extended also to any defects or failures in workmanship in the acceptance test procedures.

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20.2	Any Products that do not meet the Warranty will be repaired or replaced at Flextronics' sole option and expense or, in the event that such Product cannot be repaired or replaced using commercially reasonable efforts during the time mentioned below, Flextronics will refund to Kornit the purchase price paid by Kornit for such Product. Flextronics will repair or replace any defected Product covered by the Warranty as soon as reasonably commercially possible but not later than [* * *] of receipt by Flextronics of the returned Product; provided that (i) the Products are returned within the Warranty Period; and (ii) the failure description will accompany the Product and (iii) the root cause for the defect in question is identified, all subject to the timely availability of the Components required for the repair or replacement as the case may be. The foregoing set forth Flextronics’s sole obligation and Kornit’s sole remedy under the Warranty. Any repaired or replaced Product shall benefit from Flextronics' limited Warranty, provided however that the warranty period shall not be less than [* * *] from the date of replacement or repair.

20.3	Notwithstanding anything else in this Agreement, this express limited Warranty will not apply to, and Flextronics makes no representations or warranties whatsoever with respect to any of: (i) Products that have been abused, damaged, altered or misused or mishandled (including improper storage or installation or improper handling in accordance with static sensitive electronic device handling requirements) by any person or entity after title passes to Kornit; (ii) Consigned Tooling and Equipment; (iii) Components or services provided by vendors on the AVL; (iv) defects resulting from adherence to the Specifications, or any instructions provided by or on behalf of Kornit; (v) the design of the Products; (vi) first articles, prototypes, pre-production units, test units or other similar Products; (vii) defects resulting from tooling, designs or instructions produced or supplied by Kornit, including any defective test equipment or test software provided by Kornit; or (viii) the compliance of Components or Products with any safety or Environmental Regulations or other laws. Kornit shall be liable for costs or expenses incurred by Flextronics arising out of or related to the foregoing exclusions to Flextronics’s express limited Warranty.

20.4	Kornit shall return Products covered by this warranty freight prepaid after completing a failure report and obtaining a return material authorization number from Flextronics to be displayed on the shipping container. The Warranty shall not apply if Kornit has removed from Flextronics’s possession, for any reason, any tools or equipment that are necessary to repair the Products. Kornit shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which no defect that is covered under the Warranty has been found.

20.5	Kornit shall provide any and all warranties directly to any of its end users or other third parties, and Kornit shall not pass through to end users or other third parties the warranties made by Flextronics under this Agreement. Furthermore, Kornit shall not make any representations to end users or other third parties on behalf of Flextronics, and Kornit shall expressly indicate that the end users and third parties must look solely to Kornit in connection with any problems, warranty claim or other matters concerning the Product.

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20.6	Flextronics further represents and warrants that upon delivery Kornit shall receive free, good and clear title to all Products.

20.7	Flextronics will not, without the express prior written approval of Kornit, make any change to the Specifications, manufacture a Product that is not in strict compliance with its Specifications, or include in any Product any materials that have not been expressly authorized by Kornit.

20.8	All delivered Products will be adequately and correctly contained, packaged, marked and labeled in accordance with Kornit's instructions as set forth in the Specifications.

20.9	For the avoidance of doubt it is hereby clarified that the Warranty applies only to the manufacture of commercial quantities of the Product and shall not apply to any Deliverables manufactured by Flextronics pursuant to any Design SOW.

20.10	FLEXTRONICS MAKES NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PRODUCTS OR ANY SERVICES PROVIDED UNDER THIS AGREEMENT, AND DISCLAIMS ALL OTHER WARRANTIES INCLUDING THE WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

21. Intellectual Property Ownership and Licenses

21.1	As between the Parties, Kornit is and will remain the sole and exclusive owner of all title to and interest in the Kornit's Intellectual Property Rights, Products, Kornit's Confidential Information, Kornit Property, Specifications, software and all inventions, discoveries, designs, modifications, improvements, know how, derivative works that are made, developed, conceived or reduced to practice by either Kornit or Flextronics, solely, jointly or on their behalf during the term of this Agreement (collectively referred to as "Inventions"). For the avoidance of doubt, the term "Inventions" does not include any New Development, the ownership on which shall be in accordance with the provisions of Section 21.5 below. Kornit is and will remain the sole and exclusive owner of all title to and interest in the equipment and software provided by or on behalf of Kornit. Flextronics agrees not to remove or deface any portion of any legend provided on any software or documentation delivered to Flextronics under this Agreement. Flextronics hereby assigns any right it may have in the Invention to Kornit. Flextronics further agrees to do all things reasonably necessary to evidence and perfect Kornit's interest therein, as reasonably requested by Kornit and at Kornit's expense. In addition to the above, Flextronics will provide updated copies of all engineering drawings, specifications, design files, and any other design documents to Kornit on a quarterly basis. Flextronics represents and warrants that it shall not knowingly, directly or indirectly, through its affiliated companies, distributors, resellers or agents of any type or nature, use, implement, or disclose any of Kornit’s Inventions and Intellectual Property Rights to any third party unless Flextronics will obtain the proper license from Kornit.

21.2	Flextronics's Background Property. Flextronics’s "Background Property" shall mean and include, without limitation, Flextronics’s know-how, design tools, methodologies, software, algorithms, or other means that may be used to (i) design, manufacture, assemble or test products, or (ii) design production means or the processes by which products are manufactured, assembled, or tested or any improvements or modifications thereto. Flextronics owns or has the right to use all of the Intellectual Property Rights in its Background Property which Background Property is not incorporated into the New Developments or Inventions. Kornit acknowledges and agrees that this Agreement shall not affect the ownership of, nor convey any licenses or rights under any of the Intellectual Property Rights in Flextronics’ Background Property, either expressly, impliedly or otherwise to Kornit or any other third party.

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21.3	Third Party Technology; Essential IP. Kornit shall be responsible for obtaining any necessary license or other rights and for paying any royalties or license fees in connection with any third party technology and any Intellectual Property Rights incorporated in the Deliverables or Product, and for providing adequate assurances to Flextronics, upon Flextronics’ request that Kornit has secured such rights or paid such royalties or fees.

21.4	Independent Work. This Agreement shall not affect the ownership of, nor convey any licenses to, any innovation, improvement, idea, method, technique or work of authorship, or any Intellectual Property Right therein, which is created during or subsequent to the term of this Agreement by a party outside the performance of the Design Services and outside the other services provided under this Agreement without reference to, or other use of, the Confidential Information of the other party (an "Independent Work").

21.5	New Developments. Flextronics agrees that, upon Flextronics’s receipt of Kornit’s payment for the Design Services hereunder, all designs, plans, reports, drawings, schematics, prototypes, models, inventions, copyrights, and all other information and items made or conceived by Flextronics or by its employees, contract personnel, or agents during the course of this Agreement and incorporated into the Deliverables (the "New Developments") and all Intellectual Property Rights in the New Developments, are assigned to Kornit as its sole and exclusive property, subject only to any third party Intellectual Property Rights identified in Section 21.3.

21.6	Subject to the terms and conditions of this Agreement, Kornit grants Flextronics a non-transferable, non-exclusive, royalty-free, revocable license for the term of this Agreement, to use Kornit's Intellectual Property Rights, Specifications and Design Specifications solely for the purpose of manufacturing the Products, manufacturing the Deliverables and otherwise perform its obligations as expressly authorized hereunder. Subject to the terms and conditions of this Agreement, Kornit grants Flextronics a non-transferable, non-exclusive, royalty-free, revocable license to use the software provided by Kornit solely for the purpose of performing its obligations as expressly authorized hereunder. The software and accompanying documentation is licensed, not sold, and Flextronics acknowledges and agrees that any transaction documentation purporting to "sell" or "transfer" the software does not convey ownership of any intellectual property rights in such software or any copies thereof. Other than this license and except as otherwise specifically provided in this Agreement, Flextronics has no rights, expressed or implied, in Kornit’s Intellectual Property Rights, Products, Kornit Property, Specifications and Design Specifications.

21.7	Except as otherwise specifically provided in this Agreement, each Party acknowledges and agrees that no licenses or rights under any of the Intellectual Property Rights of the other Party are given or intended to be given to such other Party.

21.8	Flextronics shall not be entitled for the Inventions to any monetary or other compensation over and above that set out expressly in this Agreement.

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22. Indemnification

22.1	Indemnification by Kornit. Kornit is responsible for the design of the Products. Kornit and Flextronics hereby acknowledge and agree that: (1) the Design Services to be performed hereunder by Flextronics may be incorporated into a product, process or service to be owned or controlled by Kornit, (2) Kornit is responsible for final review, testing, and approval of all features of the Deliverables and the results of the Design Services, and (3) Kornit has provided Flextronics with data, information and/or design specifications regarding the Product and the Design Services which have been used by and relied upon by Flextronics. Accordingly, Kornit will defend, indemnify and hold Flextronics and its affiliates and all officers, directors, employees, agents, successors and assigns, harmless from and against all claims, actions, losses, expenses, damages or other liabilities, (including reasonable attorneys' fees and legal costs) (collectively, the "Damages") arising out of or in connection with a third party claim or action, whether the claim is based upon contract, tort or any other legal theory: (a) alleging that any Product or portion of a Product violates the Intellectual Property Rights of any third party; or (b) arising from or related to the distribution, sale or use of any Product or portion of a Product; or (c) relating to any failure of any Product (and Components contained therein) sold by Flextronics hereunder or any Deliverables to comply with any safety standards and/or Environmental Regulations to the extent that such failure has not been caused by Flextronics's breach of its express limited Warranty set forth in Section 20.1 above; or (d) relating to any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product, but only to the extent such injury or damage has not been caused by Flextronics's breach of its express limited Warranty related to Flextronics’s workmanship and manufacture in accordance with the Specifications only as further set forth in Section 20.1 above; or (e) relating to a design defect or to any Consigned Tooling and Equipment.

22.2	Indemnification by Flextronics. Flextronics shall, at all times indemnify, hold harmless, and defend Kornit and its affiliates, its officers, directors, employees, agents, successors and assigns (each, a "Kornit Indemnitee"), harmless from and against all Damages arising out of or in connection with a third party claim or action, whether the claim is based upon contract, tort or any other legal theory, alleging that: (i) a process that Flextronics elects to use to manufacture, assemble or test the Products infringes any Intellectual Property Right of any third party; or (ii) that by performing the Design Services Flextronics has knowingly breached the Intellectual Property Rights of any third party, in each case provided however that Flextronics shall not have any obligation to indemnify any Kornit Indemnitees if such claim arises solely due to Flextronics adherence to the Product Specifications or to the Design Specifications (as applicable).

22.3	Conditions. A Party's obligation to indemnify the other under this Section 22 is conditioned upon and subject to: (a) the indemnified Party giving the indemnifying Party reasonably prompt notice in writing of any such charge of infringement, claim or suit and permitting the indemnifying Party through counsel of its choice, to assume the defend of such claim or suit; (b) the indemnified Party providing the indemnifying Party information, assistance and authority, at the indemnifying Party's expense, to enable the indemnifying Party to defend the suit; and (c) the indemnifying Party will not be responsible for any settlement made by the indemnified Party without its prior written consent which shall not be unreasonably withheld or delayed.

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23. Non-Solicitation

23.1	Each of the Parties hereby agrees that during the term of this Agreement and for a period of [* * *] following termination of this Agreement it will not, except with the other Party's prior written approval, solicit, induce, recruit, hire or encourage any employee or consultant of the counter Party to leave such position, or attempt to do any of the foregoing, either for themselves or for any other person or entity.

23.2	Nothing contained herein shall prohibit and/or prevent Flextronics from the continued conduct of its business, as it is conducted today, and as it may be conducted in future, including, without limited, from the design and/or manufacture and/or sale and/or distribution of printers including digital printers by Flextronics for Flextronics' business and/or on behalf of any third party.

24. Term

This Agreement will become effective on the Effective Date and will continue for a period of three (3) years (the "Initial Term") unless terminated at an earlier date in accordance with the provisions herein set forth. This Agreement will automatically be renewed for additional twenty four (24) months terms (each a "Renewal Term"), unless terminated by either Party upon one hundred and eighty (180) Days written notice to the other Party prior to the end of the Initial Term or any Renewal Term thereafter.

25. Termination

25.1	Either Party for cause may immediately terminate this Agreement by providing written notice to the other Party, upon the occurrence of any of the following events:

(a)	If the other party ceases to do business, or otherwise terminates its business operations, excluding any situation where all or substantially all of such other party's assets, stock or business to which this Agreement relates are acquired by a third party (whether by sale, acquisition, merger, operation of law or otherwise) unless such third party is a competitor of the Party giving notice of termination; or

(b)	If the other becomes insolvent, makes an assignment for the benefit of creditors, files a petition in bankruptcy, permits a petition in bankruptcy to be filed against it, presents a petition or has a petition presented by a creditor for its winding up, or enters into any liquidation or call any meeting of its creditors, or admits in writing that it is unable to pay its debts as they mature, or if a receiver or examiner is appointed for a substantial part of it's assets.

25.2	Either Party shall be entitled to terminate this Agreement by written notice to the other Party, if such Party breaches any material provision of this Agreement and fails to cure such breach within [* * *] of written notice describing the breach.

25.3	Kornit may terminate this Agreement for convenience upon one hundred and eighty (180) Days written notice to Flextronics. Flextronics may terminate this Agreement for convenience upon three hundred sixty five (365) Days written notice to Kornit.

25.4	Kornit may terminate the Design Services for convenience [* * *] upon written notice to Flextronics. Flextronics may terminate the Design Services [* * *] upon written notice to Kornit if Flextronics cannot deliver under the Design SOW due to causes beyond its control. The termination terms, including the compensation that Flextronics shall be entitled to receive in such cases with respect to the Design Services, if any, will be mutually determined in writing between the Parties and in accordance with the applicable purchase order.

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26. Effect of Termination

Upon expiration of termination of this Agreement for any reason the following provisions shall apply:

26.1	Flextronics will stop all work on outstanding Purchase Orders and incur no further direct costs. Kornit will have the option (solely in case of termination by Kornit for convenience) to request that Flextronics complete work in process pursuant to any Purchase Orders open on the date of termination and, in such case, Flextronics shall complete such work-in-process in accordance with the terms of the respective Purchase Order.

26.2	All outstanding Purchase Orders shall be deemed cancelled and Kornit shall purchase all affected Products and Inventories and shall pay Flextronics such amounts and costs as set forth in Section 13.2(b) above. In addition, Kornit shall be responsible for all Excess, Aged and Obsolete Inventories in accordance with the provisions of Section 14 above. All payments under this Section shall be due in accordance with the payments terms set forth in Section 7.4 above. For the avoidance of doubt it is hereby clarified that expiration or termination of this Agreement for any reason shall not affect the amounts due under this Agreement by either Party that exist as of the date of expiration or termination.

26.3	Each Party will return to the other, freight collect, all materials that contain the other's Confidential Information, including all manufacturing files of Kornit and all copies thereof and all documents or things containing any portion of any Confidential Information, or if the other Party gives written instructions to do so, destroy all such materials and copies thereof and all documents or things containing any portion of any Confidential Information, and provide the other a written certificate of destruction within thirty (30) Days after such destruction.

26.4	Flextronics shall use commercially reasonable efforts to cancel without charge any outstanding purchase order with third party suppliers relating to this Agreement, unless otherwise requested by Kornit.

26.5	Except as otherwise provided in this Agreement, neither Party shall be liable to the other Party hereto for damages, losses, indemnity, compensation or expenses of any kind or character whatsoever on account of the expiration or termination of this Agreement in accordance with the terms hereof, whether such damages, losses, costs or expenses arise from loss of prospective sales, or expenses incurred or investments made in connection with the establishment, development or maintenance of a Party's business, creation of goodwill, markets and customers for the Products or any other reason whatsoever. Notwithstanding anything to the contrary contained herein, expiration or termination of the Agreement shall not affect any claim, demand, liability or right of a Party arising pursuant to this Agreement prior to the expiration or termination hereof.

26.6	The obligations under sections 20, 21, 22, 23, 26, 27, 29, 31, 34, 35, 36 and 37 will survive termination or expiration of the Agreement.

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27. Liability Limitation

NOTWITHSTANDING ANYTHING TO THE CONTRARY UNDER THIS AGREEMENT AND/OR UNDER APPLICABLE LAW:

27.1	EXCEPT WITH RESPECT TO: (I) THE PARTIES' OBLIGATIONS OF INDEMNIFICATION AS SET FORTH IN SECTION 22 ABOVE OR, (II) A BREACH OF EITHER PARTY'S OBLIGATIONS OF CONFIDENTIALITY HEREUNDER, OR (III) FRAUD OR FRAUDULENT MISREPRESENTATION, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR LOSS OF, OR DAMAGE TO, OR LOSS OF USE OF, FACILITIES OR OTHER PROPERTY, BUSINESS INTERRUPTION, LOSS OF REVENUE, LOSS OF PROFITS, LOSS OF DATA OR TRANSMISSIONS, LOSS OF CUSTOMERS, OR OTHER INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER, RESULTING OR ARISING FROM OR RELATING TO THIS AGREEMENT AND WHETHER OR NOT THE OTHER PARTY IS ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING.

27.2	EXCEPT WITH RESPECT TO: (I) THE PARTIES' OBLIGATIONS OF INDEMNIFICATION AS SET FORTH IN SECTION 22 ABOVE OR, (II) A BREACH OF EITHER PARTY'S OBLIGATIONS OF CONFIDENTIALITY HEREUNDER, OR (III) FRAUD OR FRAUDULENT MISREPRESENTATION, EITHER PARTY'S CUMULATIVE LIABILITY FOR DAMAGES FOR: (A) ANY CLAIM UNDER THIS AGREEMENT OF ANY KIND WHATSOEVER, REGARDLESS OF LEGAL THEORY, AND WHETHER ARISING IN TORT OR CONTRACT (EACH, A "CLAIM"); AND (B) FOR ALL CLAIMS IN THE AGGREGATE FOR A PERIOD OF [* * *], SHALL NOT EXCEED, AT ANY GIVEN TIME, [* * *]. FOR THE AVOIDANCE OF DOUBT, THE CAP SET FORTH IN THE PREVIOUS SENTENCE SHALL NOT APPLY TO LIMIT: (I) FLEXTRONICS’S WARRANTY OBLIGATIONS UNDER SECTION 20 ABOVE; OR (II) KORNIT’S OBLIGATION HEREUNDER FOR PAYMENTS FOR ANY DELIVERABLES, PRODUCTS, MATERIALS OR OTHER CHARGES.

28. Relationship of Parties

Flextronics and its subcontractor(s) will be deemed to be independent contractors of Kornit, and this Agreement does not create a general agency, joint venture, partnership, employment relationship, or franchise between Flextronics and Kornit. Each Party assumes full responsibility for the actions and negligence of its employees, agents or other personnel assigned by it to perform work pursuant to this Agreement, regardless of their place of work, and will be solely responsible for payment of salary, including withholding of federal and state income taxes, social security, workers' compensation and the like.

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29. Confidentiality

29.1	Definition. "Confidential Information" means: (i) the existence and terms of this Agreement except that the existence of this Agreement may be disclosed for purposes of enforcing the Agreement pursuant to Section 31 below; (ii) all information concerning the fees or costs for Products and Inventory other than Customer Controlled Materials; and (iii) all information, whether written or oral, and in any form (including, without limitation, engineering documents, research and development, manuals, reports, drawings, plans, flowcharts, software (in source or object code), program listings, data file printouts, printed circuit boards, processes, trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, information regarding plans for research and development, component part listings and prices, product information, marketing and selling plans, business plans, new product plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of employees or consultants of the) relating to a Party's business or technology which is disclosed by a Party either directly or indirectly to the other party. In particular, but without limitation, the Specifications and the Product components delivered to Flextronics by Kornit will be the Confidential Information of Kornit and the information related to Flextronics's subcontractors, including as listed in Exhibit E hereto, will be the Confidential Information of Flextronics.

29.2	Non-disclosure and Non-use. Each Party hereto (the “Receiving Party”) agrees not to use any Confidential Information of the other Party (the “Disclosing Party”) for any purpose, other than to enforce its rights and perform its obligations hereunder, or disclose any Confidential Information of the other Party to any third party for any purpose. Each Party hereto shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of the Confidential Information of the other party as such party employs with respect to its own Confidential Information of like importance. Without limitation of the foregoing, each party agrees during the term of this Agreement and thereafter to hold such Confidential Information in strict confidence, not to disclose it to third parties or to use it in any way, commercially or otherwise, except as otherwise expressly authorized by this Agreement, and not to allow any unauthorized person access to such Confidential Information, either before or for a period of three (3) years after termination or expiration of this Agreement, without the prior written consent of the Disclosing Party. Each Party will limit the disclosure of the Confidential Information to employees with a need to know who: (i) have been advised of the confidential nature thereof and (ii) are parties to written agreements no less restrictive than this Section 29.2 as to the non-disclosure and non-use of such Confidential Information.

29.3	Exceptions. Notwithstanding anything in this Agreement to the contrary, Confidential Information need not be treated as such if it is or has become:

(a)	published or otherwise available to the public other than by a breach of this Agreement;

(b)	rightfully received by the Receiving Party from a third party without confidential limitation;

(c)	approved in writing for public release by the Disclosing Party;

(d)	known to the Receiving Party prior to its first receipt of such Confidential Information from the Disclosing Party, as properly documented by the Receiving Party's files; or

(e)	independently developed by the Receiving Party without use of or reference to such Confidential Information, as properly documented by the Receiving Party's files.

22

29.4	Notwithstanding anything to the contrary herein, Receiving Party is free to make (and this Agreement does not restrict) disclosure of any Confidential Information to the extent legally required under mandatory applicable law in a judicial, legislative or administrative investigation or proceeding or otherwise; provided, however, that, to the extent permitted by law, Receiving Party provides to Disclosing Party prior written notice of the intended disclosure and permits Disclosing Party to intervene therein to protect its interests in the Confidential Information. In addition and notwithstanding anything in this Agreement to the contrary, Receiving Party may make any public disclosure to the extent legally required under the mandatory requirements of The NASDAQ Stock Market, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other securities legislation (including any applicable stock exchange rules); provided however that, to the extent permitted by applicable law, Receiving Party provides to Disclosing Party prior written notice of the intended disclosure, reasonable time in advance so that the Parties are able to coordinate and cooperate for the purpose thereof.

29.5	Return of Confidential Information. Upon the termination or the expiration of this Agreement, each Party shall: (i) return to the other Party or destroy, as requested by the Disclosing Party, the original and all copies of any Confidential Information of the Disclosing Party and any summaries or analyses thereof or studies or notes thereon in the Receiving Party's possession or control; and (ii) at the Disclosing Party's request, have one of the officers of the Receiving Party certify in writing that: (x) it shall not make any further use of such Confidential Information of the Disclosing Party; (y) it shall comply with the terms of this Section 29.4 regarding prohibited use of Confidential Information of the Disclosing Party; and (z) it has fully complied with the provisions of this Section 29.

29.6	Remedies. The Parties recognize and acknowledge that Confidential Information may have competitive value and be of a confidential nature and that irreparable damage might result to the Disclosing Party if such Confidential Information were improperly disclosed by a Receiving Party to a third party. Each party agrees that monetary damages would be inadequate to compensate the other for breach of any provision of this Section 29, that any such breach or threatened breach will cause irreparable injury, and that, in addition to any other remedies available at law or in equity, the injured party will be entitled to injunctive relief against the threatened breach or the continuation of any such breach.

29.7	Survival. The obligations of confidentiality and limitations of use, disclosure, and access set forth herein shall survive the termination of this Agreement for a period of three (3) years from the date of such termination.

30. Force Majeure

Neither Party will be liable or be deemed to be in default of this Agreement for delay in performance or nonperformance of any of obligations hereunder, in whole or in part (other than a payment obligation), if such performance is rendered impracticable by the occurrence of any contingency or condition beyond the control of non-performing Party, including without limitation war, sabotage, embargo, riot or other civil commotion, failure or delay in transportation, act of any government or any court or administrative agency thereof (whether or not such action proves to be invalid), labor dispute or strike (whether or not involving the non-performing Party's employees), accident, acts of God, fire, explosion, flood, earthquake, or other casualty, shortage of labor, fuel, energy, raw materials, supply of components from any source, or machinery or technical failure. If a Party is not able to perform due to such force majeure within ninety (90) Days after such event, the other Party may terminate this Agreement.

23

31. Governing Law; Disputes Resolutions

31.1	The laws of the State of Israel will govern this Agreement, excluding any conflicts of laws principles, except to the extent there may be any conflict between the law of the State of Israel and the Incoterms of the International Chamber of Commerce, 2010 edition, in which case the Incoterms shall be controlling. The Parties hereby consent to the personal and exclusive jurisdiction and venue of the applicable courts of Tel Aviv.

31.2	Notwithstanding the foregoing, except with respect to enforcing claims for injunctive or equitable relief, any dispute, claim or controversy arising out of or relating in any way to this Agreement, any other aspect of the relationship between Flextronics and Kornit or their respective affiliates and subsidiaries, the interpretation, application, enforcement, breach, termination or validity thereof (including, without limitation, any claim of inducement of this Agreement by fraud and a determination of the scope or applicability of this agreement to arbitrate), or its subject matter (collectively, "Disputes") shall be determined by binding arbitration before one arbitrator. The arbitration shall be administered under the Israeli Arbitration Law in accordance with Substantive Israeli Law. The arbitrator shall be a retired District Court judge. The identity of the arbitrator shall be mutually agreed upon, and if the Parties are unable to agree upon an arbitrator, the arbitrator shall be determined by the President of the Israeli Bar at the request of any party hereto. The arbitration shall be held in Tel-Aviv, Israel, and it shall be conducted in the Hebrew language. The parties shall maintain the confidential nature of the arbitration proceeding and any award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. Judgment on any award in arbitration may be entered in any court of competent jurisdiction. Notwithstanding the above, each party shall have recourse to any court of competent jurisdiction to enforce claims for injunctive and other equitable relief.

31.3	IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW. To the extent applicable, in the event of any lawsuit between the parties arising out of or related to this Agreement, the parties agree to prepare and to timely file in the applicable court a mutual consent to waive any statutory or other requirements for a trial by jury.

32. Subcontractors

Except to the subcontractors listed on Exhibit E hereto or as otherwise expressly set forth in this Agreement, Flextronics shall not without the express prior written consent of Kornit engage any third party subcontractor or agent to perform any part of its obligations under this Agreement or for the manufacturing of the whole or part of any Product. To the extent that Flextronics is permitted by Kornit to subcontract Flextronics shall: (i) only subcontract to a subcontractor that first agrees in writing to be bound by confidentiality obligations that are at least as restrictive as those set forth herein with respect to Confidential Information; and (ii) remain liable and responsible for any act or omission of a subcontractor that would constitute a breach of this Agreement if said act or omission were performed by Flextronics.

24

33. Assignability

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other Party, not to be unreasonably withheld. Notwithstanding the aforementioned, each Party may assign this Agreement to any of its Affiliates; provided that the respective assignee agrees to be bound by all terms and conditions of this Agreement and further provided that such assignee is not a direct competitor of the other Party. "Affiliates" shall mean, with respect to any Party, any corporation, partnership, joint venture or other legal entity that a Party to this Agreement controls, is controlled by, or is under common control with, where "control" means the ownership of more than fifty percent (50%) of the voting equity in such entity or otherwise the ability to direct the management of such entity.

34. Notice

All notices required or permitted under this Agreement shall be in writing and shall be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile or email; (c) five (5) Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (d) when acknowledged as received via email; or (e) two (2) Days after deposit with a commercial overnight carrier. All communications shall be sent to the addresses set forth above or to such other address as may be designated by a Party by giving written notice to the other Party pursuant to this Section.

35. No Waiver

No waiver of any term or condition of this Agreement will be valid or binding on either Party unless the same will have been mutually assented to in writing by an officer of both Parties. The failure of either Party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.

36. Severability

In the event that any provision of this Agreement is found to be entirely or partially invalid, illegal, or unenforceable, the validity, legality, and enforceability of any of the remaining provisions will not in any way be affected or impaired and a valid, legal, and enforceable provision of similar intent and economic impact will be substituted therefore.

37. Entire Agreement

This Agreement consists of the terms and conditions stated above, including the Exhibits, is the entire Agreement between the Parties. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among Parties relating to the subject matter of this Agreement and all past dealing or industry custom. Any term, condition or other provision in any Purchase Order, quotation, confirmation, document, or other oral or written communication that is in any way inconsistent or in conflict with or in addition to Agreement will be void and is hereby expressly rejected by Kornit, unless agreed upon in writing and signed for and on behalf of both Parties. In the event of any conflict between this Agreement and any other exhibit thereto, this Agreement shall control.

25

38. Insurance

38.1	Each Party agrees to maintain appropriate insurance policies to cover such Party’s respective risks and liabilities in connection with this Agreement and for its duration. With regards to Products Liability insurance only Kornit shall continue to renew the certificate of insurance for a period of [* * *] following termination of this Agreement.

38.2	Upon request each Party shall furnish certificates of insurance attached as Exhibit F within thirty (30) Days from the date such a request has been provided and shall address the certificate of insurance to the party.

38.3	Kornit has the right to avoid from purchasing Burglary coverage as per Exhibit F however Kornit exempts Flextronics and/or its parent company and/or subsidiary and/or affiliated company and/or managers and/or employees from and against any loss or damage that would have been covered (in the absence of a deductible) should Kornit had purchased the burglary coverage to the full sum insured.

38.4	Flextronics shall use reasonable commercial efforts to extend the insurance coverage under its General Third Party and Product Liability Insurance to include also USA and Canada which are currently excluded.

38.5	For the avoidance of doubt it is hereby clarified that the absence of appropriate insurance coverage by either Party shall not derogate from such Party's liabilities under this Agreement.

39. Use of Flextronics or Kornit Name is Prohibited

Neither Party may use the other Party’s name or identity or any other Confidential Information in any advertising, promotion or other public announcement (other than to the extent legally required under the mandatory requirements of The NASDAQ Stock Market, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other securities legislation (including any applicable stock exchange rules) without the prior express written consent of the other Party.

40. Counterparts and Exchange of Signatures

This Agreement may be executed in counterparts. The Parties agree that electronically transmitted and reproduced signatures (including faxed pages, scanned copies of signatures and email acknowledgements) constitute acceptable exchange of authentic consent to the terms and conditions of this Agreement.

41. Set-off

Amounts due in connection with this Agreement by either Party to the other Party may not be set off except with the other Party's prior written consent.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year, first above written.

Kornit Digital Ltd.:		Flextronics (Israel) Ltd.:

Signed:	/s/ Gabi Seligsohn	Signed:	/s/ Ziv Sin-Malia
/s/ Uri Bechor

Print Name:	Gabi Seligsohn	Print Name:	Ziv Sin-Malia
Uri Bechor
Title:	CEO	Title:	Finance Manager
VP, Operation

/s/ Guy Avidan
Guy Avidan
CFO

27

EXHIBIT A - PROGRAM TEAM LIST

Dept	Title	Name	Phone Number	E-Mail
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]	[* * *]

A-1

EXHIBIT B - CONSIGNED TOOLING AND EQUIPMENT

[* * *]

B-1

EXHIBIT C – QUALITY AGREEMENT

SUPPLIER QUALITY REQUIREMENTS DOCUMENT
Page l of 19	Revision: A1	Date: 02/04/15	Author: Shimon.H

KORNIT Engineering Specification

KORNIT’S SUPPLIER QUALITY
REQUIREMENTS DOCUMENT

(SQRD)

Rev	Description	Sheet	Author	Approved	ECO	Date
A	Released		Shimon H.			12/09/14
A1	Updated (Flextronics)		Shimon H.			02/04/15

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SUPPLIER QUALITY REQUIREMENTS DOCUMENT
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1 Definitions		5
2 General		6
3 Introduction		6
3.1	Overview of Quality Program	6
3.2	Supplier Quality Policy	6
3.3	Supplier Organization	6
4 Manufacturing Qualification and Process Control		7
4.1	Manufacturing Process Qualification	7
4.1.1	Manufacturing Process Qualification Approval	7
4.2	Manufacturing Process Documentation	7
4.3	Manufacturing Process Measurements	8
4.4	Manufacturing Test Plan	8
4.5	First Artical Inspection - FAI	8
4.5.1	General Requirements	8
4.6	Sub-Tier Procurement Requirements	9
4.6.1	Sub-Contractor and Material Supplier Selection	9
4.6.2	Subcontractor and Material Supplier Monitoring	9
4.7	Supplier Outgoing Quality Control	9
4.8	Product Identification and Lot Traceability	10
4.9	Defective Products	10
4.9.1	Root Cause Analysis and Corrective Action	10

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5 Process / Product / Engineering Change Controls		11
5.1	Control of Parts	11
5.2	Document Control	11
5.3	Supplier Change Notification to KORNIT	11
5.3.1	Re-qualification:	11
5.4	Supplier Engineering Change (EC) Process Control Requirements	11
5.5	Supplier Process Control Requirements	12
5.6	Engineering and Process Documentation Requirements	12
5.6.1	Tooling Documentation Requirements	12
6 Acceptance of Final Product by KORNIT		12
6.1.1	Part to Print	12
6.1.2	Defective Products	12
6.2	On-Site Support	12
6.3	Exception Shipment Approval Process	12
7 Stopship / Stop Build Procedures		13
7.1	Quality Problem Notification to KORNIT	13
7.2	Problem Communication	13
7.3	Problem Resolution	13
7.4	Product Disposition	13
8 Quality Goals, Continuous Improvement and Reporting		14
8.1	Quality Goals / Commitments	14
8.2	Continuous Improvement	14
8.2.1	Quality Techniques	14
8.3	Quality Reporting	14
8.3.1	Periodic Summary Reporting	14
8.3.2	Quality Metric Listing	14

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SUPPLIER QUALITY REQUIREMENTS DOCUMENT
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9 Audits		15
9.1	Audits and Inspection by KORNIT	15
9.2	Subcontractor Audit	15
9.3	Supplier Self Audits	15
10 Quality Records		15
11 Standard Compliance Requirements		16
11.1	External Standard Requirements	16
11.1.1	ISO 9000	16
11.2	KORNIT Standards Requirements	16
11.2.1	Environmental Requirements	16
11.2.2	Shipping to KORNIT and Authorized Third Par	16
12 Equipment Control		17
12.1	Calibration Requirements	17
12.2	Equipment Maintenance	17
12.3	New Equipment Capability	17
12.4	ESD	17
13 Training and Workmanship		18
13.1	General Requirements	18
13.2	Training Certification	18
13.3	Workmanship	18
14 IT Toolsets		18
15 KORNIT’s Qualification of Products		19
16 Related Documents		19
16.1	Product Quality Addendum (PQA)	19
16.2	Supplier Quality Document (sQd)	19
17 Acronyms		20

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1  Definitions

Agreement – shall mean that certain Manufacturing Services Agreement between Supplier and KORNIT dated __________, 2015.

Bill of Materials or BOM - as such term is defined in the Agreement.

KORNIT – shall mean Kornit Digital Ltd.

KORNIT Sourced Material - shall mean parts, materials or services that are listed on a BOM that has KORNIT as the source of such materials.

Customer - shall mean KORNIT’s end customer for the Product.

Defective Product or Non-Conformance Material - shall mean any Product that fails to comply with the Specifications as set forth in Supplier's limited warranty under the Agreement.

Document - shall mean this Supplier Quality Requirements Document and any items that are incorporated by reference into this document.

Engineering Change Order - as such term is defined in the Agreement

Key Contact List - shall mean Supplier’s contacts for business, quality and technical issues, their name, address, e-mail address, phone number and emergency phone number(s).

Materials - shall mean Components (as such term is defined in the Agreement).

Material Suppliers – shall mean suppliers or vendors of Materials.

Product - as such term is defined in the Agreement.

Product Quality Addendum- shall mean an optional document, provided to Supplier from KORNIT and agreed in writing by Supplier, that sets forth specific quality requirements for a Product including technical, and/or quality goals, and any exceptions to this Document.

Supplier Quality Document - shall mean an optional document, provided by Supplier to KORNIT and agreed in writing by Supplier that documents Supplier’s commitments and methods to meet all quality requirements of this Document and the Product Quality Addendum; KORNIT Approved Waivers / Specification exceptions and the Supplier’s Quality and Reliability Commitments.

Specification - shall mean the document or set of documents that are mutually agreed by the parties that describe the product to be produced and all associated requirements for that Product.

Subcontractor - shall mean suppliers that perform manufacturing related services for the Supplier as part of Supplier’s production of the Product.

Supplier - shall mean Flextronics (Israel) Ltd.

Acronyms used in this agreement are described in Section 17 of this Document.

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2  General

●	Order of Precedence:

In the event of any conflict or inconsistency between this Document and the Agreement, the terms in the Agreement shall prevail. For any documents that are incorporated by reference into this Document, in the event of an inconsistency, this Document shall have priority. If this Document contemplates future writings between the parties to establish the specifics of a quality program for a Product or set of products, that later writing shall have precedence over this Document (but not over the Agreement). If any Definitions set forth in Section 1 above are also defined in the Agreement the definition(s) contained in the Agreement shall have priority.

●	Exceptions:

Any agreed exceptions to this Document will be set forth in the Product Quality Addendum, Supplier Quality Document or equivalent.

●	Confidentiality:

All information requested hereunder and all access to Supplier’s or any Subcontractor's or Material Supplier's facilities, plans and processes shall be deemed to be Confidential Information (as such term is defined in the Agreement) of the respective disclosing party, unless agreed otherwise in writing between the parties.

●	Waiver:

Any waiver contemplated by this document shall require the respective party's approval.

●	Warranty:

Supplier's warranty for the Products shall be only as set forth in the Agreement. Notwithstanding anything to the contrary under this Document, such warranty shall not apply to any Materials or services provided by any Subcontractor or Materials Supplier.

3  Introduction

3.1  Overview of Quality Program

This Document outlines the minimum quality and process requirements for supplying Products to KORNIT. These Products shall be manufactured to meet the mutually agreed Specification. Supplier shall have a quality program that exercises control over its manufacturing process and reasonable commercial control over its Subcontractors and Material Suppliers to comply with the requirements of this Document and the Agreement.

Quality will be measured on a continuous basis and will be reported to KORNIT in accordance with a schedule and in a format that is mutually agreed upon. Business and process controls will be required to prevent incidences of Defective Product from reaching KORNIT or its Customers. All quality related problems will require analysis, cause determination and corrective action as defined herein. Supplier's process controls must be demonstrated. Supplier shall drive continuous improvement to reduce defects over time in accordance with annual goals that will be mutually agreed upon.

3.2  Supplier Quality Policy

The Supplier shall have a quality policy and documented quality program in support of its design and manufacturing operations which meets the minimum requirements of this Document.

3.3  Supplier Organization

As part of the documented quality program, Supplier shall provide a Key Contact List. Supplier shall promptly notify KORNIT of any changes to the Key Contact List.

3.4  Business Continuity

The parties may agree on a business continuity plan which would allow for the safeguarding, storage and recovery of engineering drawings, electronic media, and production tooling in the event of damage or loss. This plan should also contain contingency plans to satisfy KORNIT requirements in the event of significant utility interruptions, labor shortages, equipment failure and field returns.

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4  Manufacturing Qualification and Process Control

Supplier’s documented quality program shall include Product or process qualification plans for each Product.

4.1  Manufacturing Process Qualification

Unless a waiver is issued, all Product shipments must be produced using the approved Product or process qualification plan.

KORNIT reserves the right to qualify the Supplier’s process. For processes qualified by KORNIT, Supplier shall not make any changes without KORNIT’s prior written approval, which shall not be unreasonably withheld. The Supplier shall have a defined methodology for integrating new processes and process changes into Supplier's operations. This methodology shall include as a minimum the following:

1.	The number and duration of consecutive successful trials required prior to declaring the process qualified
2.	The potential effect of the new process or alteration on other required manufacturing operations (including those subcontracted)
3.	The expected timetable for updating quality plans, flow charts, maintenance files, operator training plans, etc.
4.	Ensuring related tooling is qualified as part of the process
5.	The timing of the qualification process

Prior to a Product being purchased by KORNIT and as part of a Specification or other requirements document, KORNIT may provide additional qualification requirements for that Product’s qualification. Upon Supplier’s written agreement with those additional requirements, those additional requirements must be demonstrated.

4.1.1  Manufacturing Process Qualification Approval

Products produced for KORNIT or its customers must have a documented qualification plan. That plan must be mutually agreed by KORNIT and Supplier prior to qualification testing. Test results shall be provided to both parties promptly and in a format mutually agreed upon. In case of special test requirements, extra charge may be applied.

4.2   Manufacturing Process Documentation

The manufacturing process from receipt of purchased/consigned Materials to shipment of Product shall be documented and be made available to KORNIT upon request.

This shall include, but not be limited to the following:

1.       Receipt and inspection of incoming Materials

2.       Fabrication and/or assembly operations

3.       Process work instructions

4.       In-process inspections and tests

5.       Final inspections and tests

6.       Packaging, handling, storage, and shipment of product

7.       In-line fall-out/rework

8.       Failure analysis and closed loop corrective action

9.       Stop Ship / Stop Build Process

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4.3   Manufacturing Process Measurements

Supplier shall establish manufacturing process measurements. Measurement collection and reporting methodology shall be documented. Critical process parameters will be mutually agreed by KORNIT and Supplier. For any purchases using Supplier’s published specifications, the agreed upon parameters shall constitute part of the Specification even if they are not included in Supplier’s published specification. The method used to detect, flag and contain product exhibiting defects or characteristics that may cause higher than normal failure rate than mutually agreed upon, shall be included in the process metric definitions.

4.4   Manufacturing Test Plan

The Supplier shall develop a Product test/conformance plan to measure conformance with the mutually agreed Specifications. Requirements for on-going Product test in accordance with the test plan will be mutually agreed by the parties. In case Kornit shall request Supplier to prepare the test plan, such service shall be priced separately.

4.5  First Article inspection - FAi

As a minimum, a First Article Inspection (FAI) is required to initially qualify a part/process for KORNIT's approval, unless the PPAP process (below) is used instead. Furthermore, a new FAI may be requested if there is an extended gap of time since last production. The FAI requires that all features and characteristics on the design specification and control plan be inspected and verified prior to production. Actual measured values shall be recorded as opposed to general statements of conformance or other notations simply indicating acceptance.

In addition to an FAI, Suppliers shall, as a minimum, develop a control plan by identifying special product and process characteristics that are key to achieving quality. The Supplier shall also include those special characteristics mutually agreed between KORNIT and Supplier in the drawing, specification, or contract. Any request by KORNIT for additional characteristics shall be at KORNIT's expense.

4.5.1   General Requirements

Elements of an acceptable process for a First Article include:

●	Measurement, to the agreed upon specifications
●	Identification and inspection of Materials from receipt through processing, final inspection, and shipment
●	Thorough and complete final inspection of the " a First Article " with recording of the actual numerical measurements
●	Retention of written " a First Article Inspection" reports, test samples or coupons, certifications, and all other inspection records

The acceptance tests shall be conducted in accordance with Supplier's acceptance process and the requirements set forth in the FAI. Supplier may charge KORNIT with additional fee for any requirement not included in the FAI.

KORNIT reserves the right to conduct, and / or review results of Supplier’s First Article Inspection on the first quantity of Product built following an approved change. Supplier shall perform failure analysis and take corrective action in accordance with the Agreement for all defects in workmanship found during the first "a First Article" build.

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4.6  Sub-Tier Procurement Requirements

Supplier shall manage its Material Suppliers and Sub-contractors (where not specified by KORNIT), by methods that include, but are not limited to the following and in consideration for the agreed upon fees:

●	Managing supplier selection
●	Managing qualification, and quality management.
●	Performing ongoing assessments of supplier capabilities.
●	Driving sub-tier supplier continuous process improvement.
●	Environmental compliance (See Section 11.2.1)

To the extent Supplier actually receives from a vendor of Materials or services the benefit arising from said vendor’s warranty obligations related to its Materials or services and to the extent such benefit is transferrable, Supplier shall transfer such benefit to KORNIT (without any actual liability for such vendor’s warranty obligations).

The Supplier shall not procure any Materials or services from sources other than those sources agreed upon during the part/product qualification, unless approved in writing by KORNIT. Unless specifically agreed otherwise in the approval, KORNIT reserves the right to limit or rescind any alternative source approval at any time and Supplier shall promptly adjust future sourcing to the approved source and take commercially reasonable efforts to stop receipt of additional Materials from other sources. If KORNIT agrees, Supplier may use the approved alternative source material until it exhausts any inventory or non-cancelable orders placed with the alternative source. If KORNIT does not agree to continued use such Material shall be considered an Obsolete Inventory (as such term is defined in the Agreement) for all purposes set forth in the Agreement.

4.6.1   Sub-Contractor and Material Supplier Selection

For all Subcontractors and Material Suppliers that are not specified by KORNIT for use in production of the Product, the Supplier shall establish a sub-tier supplier quality management program which includes all elements of this Document. Suppliers' selection process shall include, but is not limited to the following: financial performance, competitiveness, technology offerings, capabilities assessment and SCSR performance. Sub-tier survey results and sub-tier management process assessments should consider the following aspects of sub-tier supplier capabilities: engineering support, supplier selection, AVL control, qualification, supplier audits, supplier quality management system, supplier performance monitoring, quality issue management and SCSR risk management. Supplier shall take reasonable steps to prevent the use of high risk suppliers in the production of Products for KORNIT. A high risk supplier is one that requires material waivers or that has financial performance below a level that is recommended by KORNIT.

4.6.2   Subcontractor and Material Supplier Monitoring

The Supplier will provide evaluation, qualification and on-going assessments of Subcontractor and Material Supplier capabilities, in accordance with procedures and processes customary at Supplier, in order to minimize risk to KORNIT. The type and frequency of quality control indicators received (quality performance, root cause/corrective actions, problem tracking, etc.) will be documented. Subcontractor and Material Supplier management will be included as a critical process to review in Supplier self-audits. Subcontractor and Material Supplier management process documentation will include, as a minimum:

●	Quality plan/requirements
●	Audit criteria (template)
●	Audit schedule and reports

It is hereby clarified that such evaluation, qualification and on-going assessments by Supplier shall not derogate from the respective Subcontractor and Materials Supplier's warranty for the Materials or services performed by it and Supplier shall not be liable, in any event, for any faulty performance or non-performance by any Subcontractor or Materials Supplier.

4.7  Supplier Quality Control

Supplier shall establish and maintain a quality control process. Specific requirements of that process and agreed quality levels and goals shall be established and will be mutually agreed periodically (usually annually). If KORNIT and Supplier fail to reach agreement prior to the commencement of a new period, the quality levels and goals previously in effect will continue to apply until such time as mutual agreement on new levels and goals is reached.

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4.8  Product identification and Lot Traceability

The Supplier shall establish and maintain procedures and processes for the identification and lot traceability of agreed upon critical items during all stages of production, as well as for delivery to KORNIT or its Customers. Identification must be traceable through to the finished Product by serial numbers or equivalent methods. Both forward and backward traceability shall be available. If required, KORNIT will provide information to Supplier on what identification items are required on the Product label. The lot traceability shall be provided in accordance with the information available at Supplier's systems. Any request for special lot traceability shall be at KORNIT's expense.

4.9  Defective Products

The Supplier shall establish procedures for the control, identification, segregation, review, evaluation, and disposition of Defective Products. This includes both Products returned from the field, as well as within the Supplier’s process. Supplier shall allocate separate holding areas for Defective Products, to prevent use in the manufacture of the Product or return to KORNIT. This procedure will include the following items:

1.       Reporting method to management and/or subcontractors

2.       Failure Analysis (FA) team, procedures, turn-around time, and facilities

3.       Corrective Action implementation

4.       Customer feedback loop/customer involvement

4.9.1  Root Cause Analysis and Corrective Action

Supplier’s responsibilities for Defective Products will be defined in the Agreement. Supplier shall assure containment of Defective Products to avoid escape to KORNIT or its Customers. Supplier shall allocate separate holding areas for Defective Products, to prevent use in the manufacture of Product. Supplier shall notify KORNIT in writing, or present to KORNIT within a prompt but reasonable time frame not to exceed [* * *], the root cause analysis and corrective action in the process and quality systems to prevent recurrence.

At a minimum, the following items shall be addressed:

1.       Defining the root cause of the defect or non-conformance

2.       Providing an explanation of how the defective part(s) escaped the supplier's process

3.       Providing target dates for the implementation of corrective actions

4.       Providing a detailed analysis of the controls implemented to prevent reoccurrence of the defect

5.       Supplier must show corrective action will be implemented across all similar processes making similar parts

In case any defect has been found in the Product, KORNIT may require the Supplier to perform 100% inspection of the Product at the Supplier's location (prior to shipment) or at KORNIT’s location, and at the Supplier's expense, until a root cause analysis and corrective action report is mutually agreed upon. KORNIT shall not unreasonably delay or withhold approval of such report. KORNIT shall bear all of the risk, and all costs and expenses, associated with Products that have been inspected by Supplier for which no defect that is covered under Supplier's warranty (as set forth in the Agreement) has been found.

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5  Process / Product / Engineering Change Controls

5.1  Control of Parts

Supplier shall maintain documentation to identify all “work in process” (WIP) including the referenced Specification for each WIP item. Supplier shall have controls in place to control the possibility of down-level and/or returned parts being mixed with good stock. Unless otherwise agreed to by the parties, the FIFO (First-In, First-Out) inventory control methodology shall be used.

5.2  Document Control

All documents required for the production or testing of the Product such as software/firmware, engineering drawings, specifications, contracts, policies, procedures, manufacturing process flow chart, and work instructions (including test procedures) shall be under revision control and shall be made available to all necessary personnel in the manufacturing environment. Supplier shall have a system for the effective updating/removal of any obsolete documentation from all manufacturing areas and its storage in accordance with a reasonable records retention program.

5.3  Supplier Change Notification to KORNIT

Unless specifically agreed to the contrary, Supplier shall notify and obtain written approval from KORNIT using the ECR (Request for Engineering Change) process, or other mutually agreed to method, prior to any changes to the Product. These changes include:

●	Site location change
●	Tooling change/addition/removal (encompasses tooling design or method change), including changes to fixtures, gages and test equipment.
●	Process flow change (such as alternating a sequence of operations, adding or deleting an operation or inspection), including any chemical, mechanical or process changes which could affect the performance, reliability, safety, serviceability, appearance, dimension, tolerances.
●	Design change driven (portions controlled by the supplier)
●	Packaging change
●	Test/inspection change
●	Code / Firmware Change
●	Component AVL/BOM/COL change, material source change
●	Process (assembly or repair) chemical change

Other requirements for written approval of changes may be set forth in the mutually agreed Specifications or Product supplements to this document. KORNIT reserves the right to reject any change that requires KORNIT’s approval.

For all changes that do not require advance KORNIT approval of the change, Supplier shall use reasonable efforts to promptly notify KORNIT of such change(s).

5.3.1   Re-qualification:

Following KORNIT’s initial qualification of the Product, any changes to the Product that require KORNIT’s approval may require re-qualification of the Product. Re-qualification may be also performed by Supplier.

5.4  Supplier Engineering Change (ECO) Process Control Requirements

Supplier’s Engineering Change process must be documented. ECO definition shall include (but not be limited to) any chemical, mechanical or process changes to the product, proposed by KORNIT or Supplier, which would affect the performance, reliability, safety, serviceability, appearance, dimension, tolerances, or composition of BOM or material sources. Supplier is required to build product to the specifications and Bill of Materials (BOMs) released in the ECO document. Any deviation from that BOM requires a documented approval from KORNIT.

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5.5  Supplier Process Control Requirements

The Supplier shall have process controls in place to prevent unintentional or accidental process changes from being made.

5.6  Engineering and Process Documentation Requirements

The engineering and process documentation must have a PDM (Product Data Management) type system of engineering change control. The PDM system shall include a BOM for all products / parts, and the Supplier will maintain access for KORNIT to the latest revision of the BOM, regardless of who controls the master document and its content. All parts referenced in the BOM that are managed by Supplier will be identified and will have an engineering drawing, specification or equivalent. All parts referenced in the BOM that are managed by other companies, such as KORNIT specified parts or commercially available items, will also have an engineering drawing, specification or equivalent available through the PDM system.

5.6.1  Tooling Documentation Requirements

All process and tooling documentation (including fixtures and gauges) shall be maintained and referenced to the revision level of their associated parts and assemblies in the BOM.

6  Acceptance of Final Product by KORNIT

6.1.1  Part to Print

All Supplier shipments to KORNIT or its customers shall be on a part-to-print, defect-free basis (in accordance with Supplier's warranty set forth in the Agreement) irrespective of any sampling plans by the Supplier to verify product quality prior to shipment. With the exception of any parts purchased from KORNIT, Supplier shall be responsible for managing quality of the Products in accordance with the provisions of this Document.

6.1.2  Defective Products

Supplier’s responsibilities for Defective Products, and KORNIT’s remedies for Defective Products shall be only as specified in the Agreement.

6.2  On-Site Support

Where defect levels exceed the agreed quality rates, and upon KORNIT’s request, the Supplier shall provide on-site support to perform sorting, failure analysis, and corrective action reporting. This on-site support shall be continuous until the defect level of the Products is determined to be within the committed quality rates for a sustained period as determined by KORNIT. KORNIT shall bear all of the risk, and all costs and expenses, associated with Products for which no defect that is covered under Supplier's warranty (as set forth in the Agreement) has been found.

Where mutually agreed to by KORNIT and Supplier, continuous On-Site Support will be provided by the Supplier at the KORNIT’s or its customers' location(s) to perform sorting, failure analysis, and corrective action reporting. Specific requirements will be mutually agreed to in writing.

6.3   Exception Shipment Approval Process

The Supplier shall not ship any Product that is known to be non-conforming without written approval. In certain cases, KORNIT may approve shipment of suspected non-conforming product if an adequate evaluation plan is approved by KORNIT.

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7   Stop Ship / Stop Build Procedures

7.1  Quality Problem Notification to KORNIT

The Supplier shall notify KORNIT of any quality, reliability or safety problems found by Supplier which may affect the Products. KORNIT reserves the right to stop ships or stop build at the Supplier’s manufacturing site(s) due to any issues that affect KORNIT production yields or customer quality.

7.2  Problem Communication

A formal process must be established to notify KORNIT of problems.

7.3  Problem Resolution

Stop ships and stop builds shall be treated with maximum urgency, and will not be lifted until root cause is understood and corrective actions are in place. As such, Supplier shall provide immediate technical support in order to find the root cause and provide containment actions. The working notes involved in resolution of problems shall be recorded in the SPL (or other mutually agreed to methodology), along with root cause explanations, corrective actions and material disposition. KORNIT shall bear all of the risk, and all costs and expenses, associated with Products for which no defect that is covered under Supplier's warranty (as set forth in the Agreement) has been found.

7.4   Product Disposition

Supplier shall ensure that no quality compromise will be made when suspected Defective Product is being dispositioned. There shall be no shipment of suspect Products to KORNIT or its customers without KORNIT’s approval.

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8   Quality Goals, Continuous Improvement and Reporting

8.1   Quality Goals / Commitments

The ultimate goal is defect free product from a controlled process. The quality and reliability performance requirements will be documented in a Product Quality Addendum or other methods as determined by KORNIT. Included, as examples, will be expected Shipped Product Quality Level (SPQL) and reliability requirements.

8.2    Continuous Improvement

The Supplier shall have a continuous improvement plan to both achieve agreed to quality goals/commitments. KORNIT strives for [* * *] quality improvement in our products year over year. In order to support our product goals, KORNIT suggested best practice for suppliers is a minimum [* * *]% improvement in quality performance year over year unless otherwise stated in the SQD/PQA. For each improvement activity, the following information must be documented: Description of the activity

●	The objective of the activity

●	Progress checkpoint dates and the target date for completion of the activity

●	Projected quality levels at checkpoints and upon completion of activity

Detailed information (i.e. root cause analysis, implementation phase-in dates, effectiveness assessment methodology, etc.) supporting individual actions for continuous improvement shall be included.

8.2.1  Quality Techniques

The Supplier shall use continuous improvement techniques to establish, maintain and improve quality. These techniques will be used in all stages of product life (i.e., design, qualification, ongoing production, and end of life production). The list of techniques will vary depending upon the stage of product life and quality performance.

Some examples of techniques include but are not limited to the following. KORNIT and Supplier will mutually agree upon the techniques needed for a specific application, as required.

1.       Fault Tree Analysis

2.       Failure Modes and Effects Analysis (FMEA)

3.       Capability Analysis

8.3   Quality Reporting

8.3.1  Periodic Summary Reporting

KORNIT may require regular quality reporting, usually monthly. The Product Quality Addendum shall include specific reporting requirements and intervals.

8.3.2  Quality Metric Listing

The Supplier will maintain a summary table of all key measurements, definitions, frequency of reporting, goals, and continuous improvement targets.

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9  Audits

9.1  Audits and Inspection by KORNIT

KORNIT shall have the right, subject to any agreed confidentiality obligations, to audit a Supplier’s design, support, or manufacturing site that produces Product for KORNIT. KORNIT can also inspect the Product at any stage during development or production. KORNIT will provide reasonable notification to the Supplier of its intent to audit or to inspect product. Supplier documents relevant to the Product quality will be provided to KORNIT for review upon KORNIT’s request.

KORNIT’s inspection of Product does not relieve the Supplier’s warranty for the Products, as set forth in the Agreement KORNIT reserves the right to reject any Product that is found to be Defective Products subsequent to inspection at source by KORNIT.

9.2  Subcontractor Audit

This right to audit and inspect extends to Subcontractors or Material Suppliers, solely to the extent such audit and inspect has been approved in advance and in writing by the respective Subcontractor or Material Supplier, and shall be subject to any limitations in the agreements between the Supplier and its Subcontractors or Material Supplier.

9.3  Supplier Self Audits

The Supplier shall document and maintain a program of internal auditing to ensure continuing control and compliance to the procedures utilized to meet the requirements of this Document. Reasonable information regarding the results and corrective actions of self-audits shall be made available to KORNIT upon request.

10   Quality Records

Supplier shall establish and maintain procedures for identification, collection, indexing, filing, storage, maintenance, and disposition of all quality records. As examples, these records may include raw data or control charts, for critical/identified process parameters, and records of all inspection and test activity to provide objective evidence that products have passed acceptance criteria. Records shall be maintained for time periods as agreed to between the Supplier and KORNIT.

A listing of all quality records, with the retention period defined, must be maintained. Product Quality Addendums may contain additional requirements regarding the management of quality records.

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11   Standard Compliance Requirements

11.1  ISO 9000

Supplier shall be, and shall remain ISO 9001 compliant. Compliance can be either external accreditation or self-declaration.

For external accreditation, a copy of the Supplier’s current registration is required. For self-declaration and upon KORNIT's written request, Supplier shall provide KORNIT with a letter of assurance from Supplier’s CEO/COO or other officer of Supplier that self-declaration was done with due diligence based upon a previously executed internal audit report, and has had executive management review and approval.

11.2  KORNIT Standards Requirements

When referenced as a requirement in the Agreement, or Specification; specific agreed upon KORNIT standards requirements shall be met. These may include, but not be limited to Safety Standards, Country of Origin (COO), Shipping, Packaging, Labeling and Environmental Standard requirements.

11.2.1  Environmental Requirements

Supplier represents that: (i) its manufacturing processes and methods meets EU Directive 2011/65/EU about the Restriction of Use of Hazardous Substances ("RoHS Directive"); (ii) all Materials are manufactured by manufacturers which have been identified by KORNIT in the BOM / AVL as RoHS Directive approved manufacturers for such Materials, provided that Supplier received the corresponding RoHS Directive certificate from such manufacturers and based upon such RoHS Directive certificate. Except as stated herein, Supplier gives no representations or warranties with respect to environmental requirements.

11.2.2   Shipping to KORNIT and Authorized Third Parties

The Supplier shall ship and package all Products per the mutually agreed Specifications and the provisions of the Agreement.

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12  Equipment Control

12.1  Calibration Requirements

The process for calibrating manufacturing and inspection equipment such as CNC (Computerized Numerical Control) machines, spot welders, ovens, wave solder, verniers, torque tools hardness testers, dielectric strength, DVM's (Digital Voltmeter), ICT (In-Circuit Test), FCT (Functional Card/Component Test) and vibration test equipment, etc. shall be defined and documented by the Supplier. As part of the calibration requirements, Supplier shall maintain records of the equipment calibrated, equipment labeling, calibration processes used, and the frequency of calibration.

12.2  Supplier's Equipment Maintenance

Supplier shall document the process used for Supplier's equipment maintenance, including preventive maintenance records, scheduling, identification, and storage and shall perform maintenance in accordance with such plans. KORNIT shall be responsible to maintain its equipment and tooling in accordance with the provisions of the Agreement.

12.3  New Equipment Capability

A process for integrating new equipment (other than standard production equipment that is not Product-specific) and technology into the Supplier's operations shall be documented. Where appropriate, and when Supplier is requesting permission from KORNIT to use new equipment or technology in the production of the Product, such request shall include:

●	The number and duration of consecutive successful trials required prior to declaring the equipment qualified

●	The potential effect of the new equipment or technology on other required manufacturing operations, including those sub-contracted

●	How manufacturing operations (including subcontracted manufacturing operations) will be evaluated

●	The expected timetable for updating all required quality plans, machine maintenance files, operator training plans, calibration schedules, etc.

Additional requirements for use of new equipment or technology in the production of the Product may be included in the Product Quality Addendum.

12.4  ESD

The Supplier shall have ESD controls, materials and procedures in place that are reasonable for the Product(s) being produced against damage due to electrostatic discharge. All personnel that have direct contact with the Product or any portion thereof must be trained in ESD handling techniques and where appropriate, must wear wrist straps and clothing made specifically for avoiding a build-up of electrostatic charge. ANSI/ESD S20.20-2007, while not required to be used, describes the elements of an effective ESD program.

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13  Training and Workmanship

Supplier shall provide initial and periodic training to manufacturing, test, and quality assurance personnel of Supplier to ensure a skilled and effective workforce.

13.1  General Requirements

General training, such as computer fundamentals, component identification, component/commodity handling techniques, and electrostatic discharge (ESD) control shall be provided to all manufacturing and test personnel of Supplier. Training that is specific to the Product, or is required of the personnel building that Product, and any related training documents, shall be documented and shall be provided to all personnel manufacturing the Product for KORNIT. Safety training specific to job requirement shall be provided. Periodic refresher training shall be provided.

13.2  Training Certification

The Supplier shall maintain certification and de-certification procedures for all production workers. Only those production workers that are certified to the proper level are to be allowed to participate in the manufacturing and test procedures. All production workers are to be re-certified periodically in accordance with the Supplier’s documented training program. The Supplier shall maintain a training requirement matrix that outlines the type of training required for certification at each key position within the design and manufacturing process and the status of all workers in achieving such certification including the date of the last certification.

13.3  Workmanship

Supplier shall work according to its workmanship standards The Specification or the Product Quality Addendum may require additional or more stringent standards, as shall be agreed upon between the parties.

14  IT Toolsets

Where required as part of the Specification or Product Quality Addendum, the following toolsets are used to communicate product, process, and quality data to KORNIT.

1.	SQMS2 The SQMS2 (Supplier Quality Management System) enables collection of product quality information from Suppliers and the KORNIT or Authorized Third Party manufacturing lines, providing two-way communication on quality performance. Suppliers can access the data to track how their components or parts are performing in KORNIT’s products and get feedback to help them improve quality.

2.	PCN (Process Change Notification) is an end-to-end system that records incoming change requests from a supplier, alerts consuming brands, and returns requirements data to the supplier. This greatly reduces miscommunication, contributes to higher quality by providing control over part changes, and improves engineering change turnaround.

3.	QIN (Quality Information Network) is a database of information used to monitor supplier performance. When either a new or existing supplier is being evaluated, the tool can provide the auditor information on previous or scheduled audits before a visit to the supplier site is planned. If the audit trip is deemed justified, it can be scheduled and the findings documented in QIN. Other engineers in any division worldwide can then access the information, saving both supplier and KORNIT time and money that might otherwise be expended in multiple visits and evaluations of a single supplier.

4.	SPL (Supplier Problem Log) tracks quality issues by supplier. This management tool provides a comprehensive and structured approach to problem tracking from reporting through resolution. The tool also is a central information repository for commodity quality issues throughout the enterprise.

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15  KORNIT’s Qualification of Products

KORNIT’s qualification of Products for use in KORNIT’s Products shall in no way relieve the Supplier of warranty responsibility for any Products that is Defective, as set forth in the Agreement. Any KORNIT test of the Product will not test all fail modes.

16  Related Documents

16.1  Product Quality Addendum (PQA)

The “Product Quality Addendum” is an optional document, provided by KORNIT to the Supplier and agreed in writing by the Supplier that sets forth specific quality requirements for a Product including technical, and / or quality goals for the Product and any exceptions to this SQRD Document.

16.2  Supplier Quality Document (SQD)

The “Supplier Quality Document” is an optional document, provided by the Supplier to the KORNIT and agreed in writing by the Supplier that documents any or all of the following, as applicable:

●	Supplier’s commitments and methods to meet all quality requirements of the SQRD Documents and the PQA.

●	KORNIT Approved Waivers / Specification exceptions.

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17  Acronyms

ANSI American National Standards Institute (added)

AVL Approved Vendor List

BOM Bill of Material

CDA Confidential Disclosure Agreement

CNC Computerized Numerical Control

CPL Components Placement List

COL Change of Location

CSA Canadian Standards Association

DVM Digital Voltmeter

ECAT Electronic Card Assembly and Test

ECO Engineering Change Order

ESD Electro Static Discharge

E2E End to End

FA Failure Analysis

FCT Functional Card/Component Test

FIFO First-In, First-Out Inventory Control

ICT In-Circuit Test

ISO International Organization for Standardization

MAC Media Access Control (Address)

MPQA Master Product Quality Agreement

PCN Process Change Notice

PDM Product Data Management (System)

PQA Product Quality Addendum

QIN Quality Information Network

REA Request for Engineering Action

SCSR Supply Chain Social Responsibility

SPL Supplier Problem Log

SPQL Shipped Product Quality Level (aka IQL)

SQD Supplier Quality Document

SQMS2 Supplier Quality Management System 2

TQA Technology Qualification Application

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EXHIBIT D – PRODUCT SPECIFICATIONS

[ * * * ]

D-1

EXHIBIT E – AUTHORIZED SUBCONTRACTORS

AUTHORIZED SUBCONTRACTORS

[ * * * ]

 [ two pages follow ]

E-1

EXHIBIT F – CERTIFICATE OF INSURANCE

F-1

Insurance By Kornit Digital Ltd.

Insurance Certificate

Date: _______________

To

Flextronics (Israel) Ltd., having its place of business at 2 Hamatechet St., Ramat Gavriel Industrial Park Migdal Ha-Emek 23108 Israel P.O.B. 867 Israel ("Flextronics")

1.	Insurance Certificate In Connection With the Manufacturing Service Agreement (hereinafter, "The Agreement") Executed Between Kornit Digital Ltd. (hereinafter, "Kornit") And Flextronics (Israel) Ltd. (hereinafter, "Flextronics")

We hereby confirm that as of ____________ and until ____________ (both days inclusive), we have issued in favor of Kornit, the following insurance policies with respect to Kornit's activity in connection with the contract.

Employer’s Liability Insurance:

Covering Kornits' legal liability pursuant to the Torts Ordinance (New Version) and the Liability for Defective Products Law towards any employee with a limit of liability of US$[* * *] for any one occurrence and in the aggregate for the period of insurance.

This policy does not exclude liability towards contractors, sub-contractors or their employees in case kornit will be considered as their employer to the extent no other employer’s liability insurance policy has been issued by Kornit and/or on behalf of Kornit .

The insured's name in the above policy is extended to include Flextronics in the event that it is determined that kornit is liable as an employer of any such person.

General Third Party and Product Liability Insurance:

General Third Party Liability Insurance Policy:

Covering Kornits' legal liability towards any third party in respect of any property damage and/or bodily injury caused during the period of the insurance for a limit of liability of US[* * *] any one occurrence and in the aggregate for the period of insurance. The insurance is extended to indemnify Flextronics for its legal liability due to a property loss or bodily injury committed by Kornit, subject to a cross-liability clause.

Product Liability Insurance Policy:

Product liability insurance including completed operations coverage with a limit of liability of no less than US$[* * *] per event and in aggregate for the annual insurance term, covering Kornits' legal liability in respect of products; which shall be supplied or installed or otherwise treated or repaired by Kornit or on its behalf (the “Product”) pursuant to the Agreement but not before 1.1.2003.

The policy is extended to indemnify Flextronics and all those acting on its behalf, for their liability for personal injury or damage to property which is caused due to the Product, subject to a cross-liability clause, pursuant to which the policy is considered to have been procured separately for each of the insured entities, as if it was issued solely in such name. The policy shall apply retroactively as of the date at which Kornit supplied the Product, even if supplied prior to the execution of the Agreement but not before 1.1.2003.

The policy includes an extended reporting period clause of at least 6 months, pursuant to which, in the event that the insurer does not renew the said policy, the policy shall cover damage which originated during the insurance period, with respect to which notification was sent to us during the notification period.

The policy subject to: territorial limits and jurisdiction worldwide

Property & BI Insurance Policy:

The Policy provides "Extended Fire" insurance covering the materials, products, equipment, inventory, stocks or any other property of all shapes and kind owned or under the responsibility of the Customer up to their full value (burglary is limited for any one occurrence and for the period to the amount of …….……(*) This amount is on a first loss basis which is not subject to underinsurance) while being at the custody or control of Flextronics or any one on behalf of Flextronics including but not limited whilst in storage (including at Flextronics premises), against including but not limited any loss or damage caused by "Extended Fire" perils.

(*) The sum insured in respect of Burglary shall be completed in the signed certificate of insurance and shall reflect the actual sum as per Kornit's insurance policy

The policy includes consequential loss insurance in respect of an indemnity period of ………..(*) months due to a loss or damage covered under the insurance detailed above. The policy shall be extended to include cover in respect of any consequential loss occurring due to an event occurring to Kornit's property and/or to property relating to any one on behalf of Kornit or in Kornit's possession, liability, ownership or other interest.

(*) Indemnity period to be stated in the certificate of insurance as per Kornit's policies.

This Policy will include a provision whereby insurer waives right of subrogation against Flextronics and/or any one on behalf of Flextronics and/or towards any one which Flextronics committed to waive it's right of subrogation and/or Flextronics customers for any loss or damage. The waiver of subrogation shall not apply towards a party that caused the damage intentionally or by willful misconduct.

General

The following provisions apply to the above policies:

●	We waive our right to subrogation against Flextronics and/or it's parent company and/or subsidiary company and/or managers and/or employees. The waiver of subrogation shall not apply towards those that caused the damage intentionally.

●	The policies described above shall not be reduced or cancelled, without 30 days prior written notification thereof, sent to Flextronics via registered mail.

●	We are aware that Kornit's alone is liable for payment of the insurance premiums and deductibles.

●	Breach of any of the policies' terms and conditions by Kornit in good faith shall not derogate from the insurer’s undertaking to indemnify Flextronics.

●	Kornit's insurance policies shall be Bit wording …….. (Complete the edition) or equivalent.

2.	This confirmation is subject to the terms, conditions and provisions of the original policies insofar as not expressly altered by the foregoing.

3.	The limits of liability that stated in this certificate are combined for all the insureds' activities.

Yours faithfully,

______________________________

Insurance Co. Ltd

______________________________

Signatory's name and position

Insurance By Flextronics (Israel) Ltd.

Insurance Certificate

Date: _______________

To

Kornit Digital Ltd. having its place of business at 12 Ha`Amal St., Afek Park, Rosh-Ha`Ayin 4809246, Israel (hereinafter, "Kornit")

4.	Insurance Certificate In Connection With the Manufacturing Service Agreement (hereinafter, "The Agreement") Executed Between Kornit (hereinafter, "Kornit") And Flextronics (Israel) Ltd. (hereinafter, "Flextronics")

We hereby confirm that as of ____________ and until ____________ (both days inclusive), we have issued in favor of Flextronics, the following insurance policies with respect to Flextronics 's activity in connection with the contract.

Employer’s Liability Insurance:

Covering Flextronics' legal liability pursuant to the Torts Ordinance (New Version) and the Liability for Defective Products Law towards any employee with a limit of liability of NIS[* * *] for any one occurrence and in the aggregate for the period of insurance.

This policy does not exclude liability towards contractors, sub-contractors or their employees as long as they are considered Flextronics's employees.

The insured's name in the above policy is extended to include Kornit in the event that it is determined that Flextronics is liable as an employer of any such person.

Wording shall not be interferer to Bit ……, (complete the relevant edition) wording or equivalent.

General Third Party and Product Liability Insurance:

Covering Flextronics' legal liability towards any third party in respect of any property damage and/or bodily injury caused during the period of the insurance for a limit of liability of $[* * *] any one occurrence and in the aggregate for the period of insurance. The insurance is extended to indemnify Kornit for it's legal liability due to a property loss or bodily injury committed by Flextronics, subject to a cross-liability clause. Policy includes coverage for Product Liability covering Flextronics' legal liability in respect of products; which shall be supplied or installed or otherwise treated or repaired by Flextronics' or on its behalf (the “Product”) pursuant to the Agreement. The policy is extended to indemnify kornit and all those acting on its behalf, for their liability for personal injury or damage to property which is caused due to the Product, subject to a cross-liability clause, pursuant to which the policy is considered to have been procured separately for each of the insured entities, as if it was issued solely in such name.

The Products Liability subject to territorial limits and jurisdiction worldwide.

Wording ……………………………………………. (please complete the relevant edition)

General

The following provisions apply to the above policies:

●	We waive our right to subrogation against Kornit and/or subsidiary company and/or managers and/or employees.

●	The policies described above shall not be reduced or cancelled, without 30 days prior written notification thereof, sent to Kornit via registered mail.

●	We are aware that Flextronics alone is liable for payment of the insurance premiums and deductibles.

●	Innocent Breach of any of the policies' terms and conditions by Flextronics shall not derogate from the insurer’s undertaking to indemnify Kornit.

5.	This confirmation is subject to the terms, conditions and provisions of the original policies insofar as not expressly altered by the foregoing.

6.	The limits of liability that stated in this certificate are combined for all the insureds' activities.

Yours faithfully,

______________________________

Insurance Co. Ltd

______________________________

Signatory's name and position

CERTIFICATE OF INSURANCE

This certifies that Insurance Company Ltd insures the property listed below in accordance with the terms and conditions of the below referenced Policy and Endorsements attached thereto. This Certificate of Insurance does not amend, extend, or otherwise alter the terms and conditions of insurance coverage provided by such Policy.

TITLE OF INSURED: Flextronics (Israel) Ltd

Policy No:                  <                    >                                  Policy Effective:

                                                                                               Policy Expires:

Account No:                                                                         Certificate Effective:

                                                                                               Certificate Expires:

Description & Location of Property Covered:

Real and Personal Property Insurance including Consequential Loss

All sites of Flextronics in Israel

______________________________________________________________________

Coverage in Force: (Subject to limits of liability, deductibles and all conditions in the policy)

Peril: All Risks of Physical Loss or Damage, unless excluded by the Policy

Limit of Liability: USD [* * *]

Additional Detail:

Waiver of Subrogation is granted towards Koranit Digital Technologies Ltd, with the exception of waiver towards who caused damage by intent.

The supplier (our Insured) shall be liable to bear the premium & deductible payments.

The certificate holder will be notified 60 days prior, in respect of cancellation or reduction in coverage.

_____________________________________________________________________________

Certificate Holder: KORANIT DIGITAL TECHNOLOGIES LTD.

Certificate No.:

By: ___________________________                               Date:

Authorised Signature